Exhibit 10.1

MASTER REPURCHASE AGREEMENT

Dated as of November 7, 2005

BETWEEN:

ALPINE SECURITIZATION CORP. (“Alpine”) and each BANK (as defined below) (each, a “Buyer” and, collectively, the “Buyers”);

CREDIT SUISSE, NEW YORK BRANCH, as agent for the Buyers (the “Agent”);

and

SPIRIT FINANCE CORPORATION, as seller (“Seller”).

1.                                      APPLICABILITY

Buyers and Seller may, from time to time, enter into transactions in which Seller transfers to a Buyer Eligible Assets against the transfer of funds by such Buyer, with a simultaneous agreement by such Buyer to transfer to Seller such Purchased Assets, at a date certain,  against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.                                      DEFINITIONS AND INTERPRETATION

a)             Defined Terms.

“Accepted Servicing Standards” shall have the meaning assigned thereto in the Custody Agreement.

“Additional Purchased Assets” shall have the meaning assigned thereto in Section 6 hereof.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” shall have the meaning set forth in the preamble hereto.

“Agreement” shall mean this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“ALTA” shall mean the American Land Title Association.

“Appraisal” shall mean, with respect to a Loan, an appraisal of the related Mortgaged Property securing a Loan (i) from an MAI professional real estate appraiser who (A) is a member in good standing of the Appraisal Institute and (B) if the state in which the subject Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, (ii) conducted in accordance with the standards of the Appraisal Institute or such other standards as mutually agreed to by the parties hereto and (iii) performed within six months of the date such Appraisal is delivered to the Agent, or such other form of appraisal approved by the Agent in its sole discretion.

“Appraised Value” shall mean, with respect to any Purchased Asset, the value set forth in an Appraisal (described on the Loan Schedule related to such Purchased Asset) made in connection with the origination of the related Loan as the value of the Mortgaged Property securing such Loan.

“Asset Base Certificate” shall mean the certificate prepared by the Seller substantially in the form of Exhibit L to the Custody Agreement.

“Bank” means Credit Suisse, New York Branch and/or any assignee thereof.

“Bankruptcy Code” shall mean Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, the Custodian or banking and savings and loan institutions in New York, New York or the city and state in which the Custodian’s offices are located are closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.

“Buyer’s Margin Amount” shall mean, with respect to any Transaction as of any date of determination, the amount obtained by application of the applicable Buyer’s Margin Percentage to the Repurchase Price (exclusive of accrued Pricing Differential) for such Transaction as of such date.

“Buyer’s Margin Percentage” shall have the meaning assigned thereto in the Side Letter.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by “S&P” or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” shall mean the acquisition, after the date of this Agreement, by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended from time to time) of outstanding shares of voting stock of the Seller at any time, if after giving effect to such acquisition such Person or Persons owns twenty percent (20%) or more of such outstanding voting stock.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Buyer (or any Affiliate thereof) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” shall mean November 7, 2005.

“Collection Account” shall have the meaning assigned thereto in the Custody Agreement.

“Collection Account Control Agreement” shall mean the Collection Account Agreement, dated as of November 7, 2005, among PNC Bank, National Association, Midland Loan Services, Inc, Seller and the Agent.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning assigned thereto in Section 9 hereof.

“Collateral Agency Agreement” shall mean the Collateral Agency Agreement, dated as of November 7, 2005, as amended, between Seller and Citibank, N.A.

“Collateral Value” shall mean, with respect to each Purchased Asset, (i) on the applicable Purchase Date, the value of such Purchased Asset as ascribed by the Agent, and (ii) on any date of determination following the applicable Purchase Date, the least of (a) the outstanding principal balance of such Purchased Asset, (b) the related Market Value, (c) a value equal to 60% of the Appraised Value of such Purchased Asset and (d) a value equal to 60% of the cost of acquiring such Purchased Asset; provided, that, the Collateral Value shall be deemed to be zero with respect to each Purchased Asset that is not an Eligible Asset.

“Collection Account” shall have the meaning assigned thereto in the Custody Agreement.

“Computer Tape” shall mean a computer tape or other electronic medium generated by or on behalf of Seller and delivered to the Agent, on behalf of the Buyers, and Custodian which provides information relating to the Purchased Assets, including the information set forth in the Loan Schedule, in a format, and containing information, acceptable to Agent.

“Confirmation” shall have the meaning assigned thereto in Section 4(b) hereof.

“Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Custodian” shall mean LaSalle Bank, National Association, or its successors and permitted assigns.

“Custodian’s Loan File” shall have the meaning assigned thereto in the Custody Agreement.

“Custody Agreement” shall mean the Custody and Servicing Agreement, dated as of November 7, 2005, as amended, among Seller, Agent, Servicer and Custodian.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Default Rate” shall mean, as of any date of determination, the lesser of (i) the Pricing Rate plus 4% and (ii) the maximum rate permitted by applicable law.

“Delinquent Loan” shall mean a Loan with respect to which (a) any related payment has not been received on or before the date 30 days after the date on which such payment is due pursuant to the related Master Loan Agreement or Note without regard to any grace period or (b) the related Net Lease Borrower (i) has applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (ii) has made a general assignment for the benefit of its creditors, (iii) is the subject of any proceeding under the Bankruptcy Code, (iv) is the subject of any proceeding seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, or (v) has taken any corporate or other action for the purpose of effecting any of the foregoing.

“Effective Date” shall mean the date set forth on the top of the first page of this Agreement.

“Eligible Asset” shall have the meaning assigned thereto in the Side Letter.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which  the Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Seller is a member.

“Event of Default” shall have the meaning assigned thereto in Section 19 hereof.

“Foreign Buyer” shall mean any Buyer that is organized under the laws of a jurisdiction other than the one in which Seller is located.  For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall mean, with respect to any Person, any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its subsidiaries or any of their properties.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that, the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property, to the extent required by the Agent. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Hedge Counterparty” shall mean a Person (i) (A) with commercial paper or short-term deposit ratings of “P-1” by Moody’s and “A-1” by S&P and the equivalent long-term ratings by Moody’s and S&P and (B) which shall agree in writing that, in the event that any of its commercial paper or short-term deposit ratings cease to be at or above “A-2” by Moody’s and “A” by S&P or the equivalent long-term ratings by Moody’s and S&P, it shall secure its obligations in accordance with the request of the Agent or Agent shall have the option to treat such failure as an Early Termination Event (as defined in the ISDA Master Agreement) by such Hedge Counterparty, (ii) that has entered into a Hedge Instrument and (iii) that is acceptable to the Agent.

“Hedge Instrument” shall mean any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by the Seller with a Hedge Counterparty.  Each Hedge Instrument shall be a hedging instrument as described in Section 856(c)(6).

“Improvements” shall mean all buildings, structures, improvements, parking areas, landscaping, fixtures and articles of property now erected on, attached to, or used or adapted for use in the operation of any Mortgaged Property, including, without limitation, all heating, air conditioning and incinerating apparatus and equipment, all boilers, engines, motors, dynamos, generating equipment, piping and plumbing fixtures, water heaters, ranges, cooking apparatus and mechanical kitchen equipment, refrigerators, freezers, cooling, ventilating, sprinkling and vacuum cleaning systems, fire extinguishing apparatus, gas and electric fixtures, carpeting, floor covering, underpadding, storm sashes, awnings, signs, furnishings of public spaces, halls and lobbies, and shrubbery and plants.

“Income” shall mean, with respect to any Purchased Asset at any time, any principal payments and all interest payments thereon and all sale proceeds (including, without limitation, any proceeds from the securitization of such Purchased Asset or other disposition thereof) and all other collections and distributions thereon or related thereto (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment or origination fees.

“Indebtedness” shall mean, for any Person:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of November 7, 2005, among Spirit Master Funding II, LLC, Seller, the Custodian, Citigroup Global Markets Realty Corp., the Agent and the Buyers as amended, supplemented, modified or restated from time to time.

“LIBO Rate” shall mean with respect to each day a Transaction is outstanding (or if such day is not a Business Day, the next succeeding Business Day), the rate (reset on a daily basis) per annum equal to the rate published by Bloomberg or if such rate is not available, the rate appearing at page 3750 of the Telerate Screen as one-month LIBO Rate on such date, and if such rate shall not be so quoted, the rate per annum at which the Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, on such date by prime banks in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of one month and in an amount comparable to the amount of the Transactions to be outstanding on such day.

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Loan” shall mean a Net Lease Loan secured by specialty retailers, drug stores, movie theatres, education facilities, restaurants, interstate travel plazas, automotive dealerships and retailers and any other Net Lease Loan secured by any other asset type approved by Agent in its sole discretion, in each case originated by Seller in accordance with the Underwriting Guidelines.

“Loan Documents” shall have the meaning assigned thereto in the Custody Agreement.

“Loan Schedule” shall mean the schedule providing information regarding each Loan, which schedule is delivered by the Seller to the Agent and the Custodian together with each Transaction Notice and attached by the Custodian to each Trust Receipt and setting forth, as to each Loan the related Net Lease Borrower name, the address and Appraised Value of the related Mortgaged Property and the outstanding principal balance of each Loan as of the Purchase Date with respect to such Loan, together with any other information specified by the Agent from time to time in good faith.

“Margin Call” shall have the meaning assigned thereto in Section 6 hereof.

“Margin Deficit” shall have the meaning assigned thereto in Section 6 hereof.

“Market Value” shall mean the value, determined by the Agent in its sole discretion, of the Purchased Assets if sold in their entirety to a single third-party purchaser.  The Agent’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of the Agent.  The Agent shall have the right to mark to market the Purchased Assets on a daily basis, and the Market Value determined by the Agent with respect to one or more of the Purchased Assets may be determined to be zero. The Seller acknowledges that the Agent’s determination of Market Value is for the limited purposes of determining (i) the Purchase Price, (ii) whether there is a Margin Deficit pursuant to Section 6 hereof and (iii) Collateral Value for purchasing purposes hereunder without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of the Purchased Assets achieved by obtaining competing bids in an orderly market in which the originator/servicer is not in default under a repurchase facility and the bidders have adequate opportunity to perform customary loan and servicing due diligence.

“Master Lease” shall mean a master Triple Net Lease pursuant to which multiple Mortgaged Properties are leased to a Tenant.

“Master Lease FCCR” shall mean for all Purchased Assets with respect to which the related Mortgaged Properties are under the same Master Lease:

(A) if information with respect to the business enterprises being conducted by the Tenant on all such Mortgaged Properties (the “Master Lease Units”) sufficient to calculate the following ratio was available to the Seller, the ratio of (1) an amount equal to all such Master Lease Units’ aggregate (i) pre-tax net income, plus (ii) interest expense, plus (iii) non-cash amounts in respect of depreciation and amortization, plus (iv) non-recurring expenses, plus (v) specifically documented discretionary management fees, plus (vi) operating lease or rent expense (including with respect to any equipment loans) less (vii) non-recurring income and normalized overhead based on such Tenant’s general and administrative expenses as a percent of sales (if not available, industry standards applied), in each case for the related fiscal year, to (2) the sum of all such Master Lease Units’ aggregate (i) total operating lease or rent expense, (ii) interest expense and (iii) scheduled principal payments on indebtedness payable in respect of all such Master Lease Units’ aggregate , in each case for the related fiscal year; and

(B) if information with respect to all such Master Lease Units sufficient to calculate the ratio described in clause (A) above was not available to the Seller, the ratio of (1) an amount equal to the related Tenant’s consolidated (i) pre-tax net income, plus (ii) interest expense, plus (iii) non-cash amounts in respect of depreciation and amortization, plus (iv) non-recurring expenses, plus (v) specifically documented discretionary management fees, plus (vi) operating lease or rent expense (including with respect to any equipment loans) less (vii) non-recurring income and normalized overhead based on such Tenant’s general and administrative expenses as a percent of sales (if not available, industry standards applied), in each case, to the extent available, determined in accordance with GAAP for the related fiscal year, to (2) the sum of such Tenant’s (i) total operating lease or rent expense, (ii) interest expense and (iii) scheduled principal payments on indebtedness payable by such Tenant, in each case, to the extent available, determined in accordance with GAAP for the related fiscal year;

provided, that, if information with respect to all such Master Lease Units or the related Tenant sufficient to calculate the ratio described in clause (A) or (B) above was not available to the Seller, such Purchased Asset shall be disregarded for purposes of calculating Master Lease FCCR or Weighted Average Aggregate FCCR.

“Master Loan Agreement” shall mean the Master Loan Agreement, dated as of November 7, 2005, between Spirit Master Funding II, LLC and Seller, as amended, supplemented, modified or restated from time to time, and any other master loan agreement between Seller and a Net Lease Borrower approved by Agent from time to time.

“Master Note” shall mean the master promissory note issued pursuant to the Master Loan Agreement together with all riders thereto and amendments thereof or other evidence of indebtedness of a Net Lease Borrower.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations, financial condition or prospects of the Seller, (b) the ability of the Seller to perform in all material respects its obligations under any of the Program Documents to which it is a party, (c) the validity or enforceability of any of the Program Documents, (d) the rights and remedies of the Buyers and/or the Agent under any of the Program Documents, (e) the timely repurchase of the Purchased Assets or other amounts payable in connection therewith or (f) the Collateral.

“Maximum Aggregate Purchase Price” shall mean $200,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor or successors thereto.

“Mortgage” shall mean, with respect to a Loan, the mortgage, deed of trust or other instrument, which creates a first lien on the fee simple estate in such real property which secures the related Note.

“Mortgaged Property” shall mean the real property (including all Improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of a Loan.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is subject to Section 412 of the Code or Section 302 or by Title IV of ERISA.

“Net Income” shall mean for any period the net income of the Seller for such period as determined in accordance with GAAP.

“Net Lease Borrower” shall mean Spirit Master Funding II, LLC, Spirit Master Funding III, LLC, and any other Affiliate of Seller approved by the Agent.

“Net Lease Loan” shall mean an advance made by the Seller to a Net Lease Borrower under a Master Loan Agreement and evidenced by a Master Note or Supplemental Note which advance shall have been made to finance the purchase by such Net Lease Borrower of a Mortgaged Property securing such advance and, unless otherwise agreed by the Agent, all other Net Lease Loans under such Master Loan Agreement.

“Net Worth” shall mean, with respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, adding back accumulated depreciation but excluding the impact of “other comprehensive income,” all as determined in accordance with GAAP.

“Net Worth Increase Amounts” shall mean, on any date of determination, 75% of the net proceeds of any issuance of equity securities by the Seller subsequent to the date of this Agreement.

“Net Worth Requirements” shall have the meaning assigned thereto in Section 14(n) hereof.

“Note” shall mean, with respect to any Loan, the Master Note or any Supplemental Note, as applicable, together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Net Lease Borrower.

“Notice Date” shall have the meaning assigned thereto in Section 4 hereof.

“Obligations” shall mean (a) all of Seller’s obligations to pay the Repurchase Price with respect to each Purchased Asset on each Repurchase Date, and other obligations and liabilities of Seller, to any Buyer, the Agent, or any Affiliate thereof arising under, or in connection with, the Program Documents or otherwise, whether now existing or hereafter arising; (b) any and all sums paid by the Agent, any Buyer or on behalf of any Buyer in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by the Agent or any Buyer of its rights under the related agreements, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to the Agent and the Buyers pursuant to the Program Documents.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity  succeeding to any or all of its functions under ERISA.

“Person” shall mean any legal person, including any individual, corporation, partnership, association, joint venture, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Plan” shall mean an employee benefit or other plan established or maintained by the Seller or any ERISA Affiliate and that is subject to Section 412 of the Code or Section 302 or by Title IV of ERISA, other than a Multiemployer Plan.

“Price Differential” shall mean, with respect to each Transaction and any period, the aggregate amount obtained by daily application of the Pricing Rate to the Purchase Price for the Purchased Asset related to such Transaction, on a 360-day-per-year basis, for the actual number of days during such period (reduced by any amount of such Price Differential in respect of such period previously paid by Seller to Buyer).

“Pricing Rate”  shall have the meaning assigned thereto in the Side Letter.

“Prime Rate” shall mean the prime rate of U.S. commercial banks as published in The Wall Street Journal (or, if more than one such rate is published, the average of such rates).

“Program Documents” shall mean this Agreement, the Custody Agreement, the Collateral Agency Agreement, the Intercreditor Agreement, each Master Loan Agreement, each Master Note, any Mortgage related to a Mortgaged Property, each Servicing Agreement, the Collection Account Control Agreement, any assignment of Hedge Instrument, the Side Letter and any other agreement entered into by Seller, on the one hand, and the Agent and/or any Buyer or one of their Affiliates (or Custodian on its behalf) on the other, in connection herewith or therewith.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean the first date on which a particular Purchased Asset is transferred by Seller to a Buyer.

“Purchase Price” shall have the meaning assigned thereto in the Side Letter.

“Purchased Asset” shall mean, with respect to a Transaction, collectively, the Loan under the Master Loan Agreement related to such Transaction, together with the related Records and Servicing Rights, all of the Seller’s rights in, to and under the related Mortgage, all of the Seller’s rights, as a collateral assignee, in, to and under the related Triple Net Lease and all of the Seller’s rights in, to and under any related Hedge Instruments, all other related Collateral, such other property, rights, titles or interests as are specified on a related Transaction Notice, and all instruments, chattel paper, securities, investment property, accounts, and general intangibles comprising or relating to all of the foregoing.  The term “Purchased Asset” with respect to any Transaction at any time also shall include Additional Purchased Assets delivered pursuant to Section 6 hereof.

“Rating Agencies” shall mean S&P and Moody’s.

“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller or any other person or entity with respect to a Purchased Asset. Records shall include the Notes, any Mortgages, the Custodian’s Loan Files and any other instruments necessary to document or service a Loan.

“Related Borrower” shall have the meaning assigned in Appendix A hereto.

“Related Lease” shall have the meaning assigned in Appendix A hereto.

“Related Mortgage” shall have the meaning assigned in Appendix A hereto.

“Related Mortgaged Property” shall have the meaning assigned in Appendix A hereto.

“Related Tenant” shall have the meaning assigned in Appendix A hereto.

“Renewal Fee” shall have the meaning mutually agreed to by the Buyers and the Seller.

“Repurchase Date” shall have the meaning assigned thereto in Section 3(b) and shall also include the date determined by application of Section 20.

“Repurchase Price” shall mean the price at which the Purchased Asset related to a Transaction is to be transferred from a Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price with respect to such Purchased Asset, the Price Differential accrued with respect to such Transaction and not previously paid to the Agent, and any of such Buyer’s costs relating to the unwinding of a related Hedge Instrument, as applicable, as of the date of such determination.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.

“Restricted Payments” shall mean with respect to any Person, collectively, all dividends or other distributions of any nature (cash, securities, assets or otherwise), and all payments, by virtue of redemption or otherwise, on any class of equity securities (including, without limitation, warrants, options or rights therefor) issued by such Person, whether such securities are now or may hereafter be authorized or outstanding and any distribution in respect of any of the foregoing, whether directly or indirectly.

“S&P” shall mean Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and any successor or successors thereto.

“Servicer” shall mean (i) Midland Loan Services, Inc., a Delaware corporation, or (ii) any other servicer approved by Agent in its sole discretion.

“Servicer Termination Event” shall have the meaning assigned thereto in the Custody Agreement.

“Servicing Agreement” shall mean any agreement (other than the Custody Agreement) giving rise or relating to Servicing Rights with respect to a Purchased Asset or any Triple Net Lease, including any assignment or other agreement relating to such agreement.

“Servicing Rights” shall mean contractual, possessory or other rights of Seller, Servicer or any other Person arising under a Servicing Agreement, the Custody Agreement or otherwise, to administer or service a Purchased Asset or any Triple Net Lease or to possess related Records.

“Servicing Transmission” shall mean a computer-readable magnetic or other electronic format acceptable to the parties containing the information described in Section 14(p) hereof.

“Side Letter” shall mean the Side Letter, dated as of November 7, 2005, between Seller and the Agent, as the same may be amended, restated or modified from time to time.

“State” shall mean (i) a state of the United States of America or (ii) the District of Columbia.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Supplemental Note” shall have the meaning set forth in the applicable Master Loan Agreement.

“Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination:  (i) the consolidated Net Worth of such Person and its Subsidiaries, less (ii) the consolidated net book value of all assets of such Person and its Subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred taxes, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense, but not including lease intangibles.

“Tenant” shall mean the tenant of a Mortgaged Property pursuant to a Triple Net Lease of such Mortgaged Property, together with such tenant’s Affiliates and any guarantor of such tenant’s obligations under such lease.

“Termination Date” shall have the meaning assigned thereto in Section 28.

“Tier One Asset” shall have the meaning assigned thereto in the Side Letter.

“Total Indebtedness” shall mean with respect to any Person, for any period, the aggregate Indebtedness of such Person and its Subsidiaries during such period, less the amount of any nonspecific consolidated balance sheet reserves maintained in accordance with GAAP.

“Transaction” shall have the meaning assigned thereto in Section 1.

“Transaction Notice” shall mean a written request of Seller to enter into a Transaction, in the form attached to the Custody Agreement, which is delivered to the Agent and Custodian.

“Triple Net Lease” shall mean a lease of a Mortgaged Property by a Net Lease Borrower to a Tenant, under which such Tenant pays all operating expenses of the property including, without limitation, insurance, taxes, maintenance and capital expenditures (unless otherwise disclosed to the Agent in the Underwriting Package related to such lease).

“Trust Receipt” shall mean a Trust Receipt and Certification as defined in the Custody Agreement.

“Underwriting Guidelines” shall mean the Spirit Finance Corporation Underwriting Manual, dated as of April 2005, which has been approved by Agent, as the same may be amended from time to time in accordance with the terms hereof.

“Underwriting Package” shall mean, with respect to each Loan, the Spirit Finance Credit Memorandum as defined in the Underwriting Guidelines.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Unit-Level FCCR” shall mean for a Purchased Asset:

(A) if information with respect to the business enterprise being conducted by the Tenant on the Mortgaged Property related to such Purchased Asset (the “Unit”) sufficient to calculate the following ratio was available to the Seller, the ratio of (1) an amount equal to such Unit’s (i) pre-tax net income, plus (ii) interest expense, plus (iii) non-cash amounts in respect of depreciation and amortization, plus (iv) non-recurring expenses, plus (v) specifically documented discretionary management fees, plus (vi) operating lease or rent expense (including with respect to any equipment loans) less (vii) non-recurring income and normalized overhead based on such Tenant’s general and administrative expenses as a percent of sales (if not available, industry standards applied), in each case for the related fiscal year, to (2) the sum of such Unit’s (i) total operating lease or rent expense, (ii) interest expense and (iii) scheduled principal payments on indebtedness payable in respect of the Unit, in each case for the related fiscal year; and

(B) if information with respect to the Unit sufficient to calculate the ratio described in clause (A) above was not available to the Seller, the ratio of (1) an amount equal to the related Tenant’s consolidated (i) pre-tax net income, plus (ii) interest expense, plus (iii) non-cash amounts in respect of depreciation and amortization, plus (iv) non-recurring expenses, plus (v) specifically documented discretionary management fees, plus (vi) operating lease or rent expense (including with respect to any equipment loans) less (vii) non-recurring income and normalized overhead based on such Tenant’s general and administrative expenses as a percent of sales (if not available, industry standards applied), in each case, to the extent available, determined in accordance with GAAP for the related fiscal year, to (2) the sum of such Tenant’s (i) total operating lease or rent expense, (ii) interest expense and (iii) scheduled principal payments on indebtedness payable by such Tenant, in each case, to the extent available, determined in accordance with GAAP for the related fiscal year;

provided, that, if information with respect to the Unit or the related Tenant sufficient to calculate the ratio described in clause (A) or (B) above was not available to the Seller, such Purchased Asset shall be disregarded for purposes of calculating Unit-Level FCCR or Weighted Average Aggregate FCCR.

“Weighted Average Aggregate FCCR” shall mean, as of any date of determination, the weighted average of Unit-Level FCCRs and Master Lease FCCRs for all Purchased Assets as of such date of determination (calculated by weighting each Unit-Level FCCR and each Master Lease FCCR on the basis of the Collateral Value of the related Purchased Asset or Purchased Assets.

“Wet Funded Loan” shall mean a Loan for which only the Wet Funded Custodian’s Loan File has been delivered to the Custodian as of the related Purchase Date.  Upon delivery of the Custodian’s Loan File to the Custodian, the Loan shall cease to be a Wet Funded Loan.

b)            Capitalized terms used but not defined in this Agreement shall have the meanings assigned thereto in the Custody Agreement.

c)             Interpretation.  Headings are for convenience only and do not affect interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex, appendix or Exhibit is, unless otherwise specified, a reference to a Section of, or annex, appendix or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default subsists until it has been waived in writing by Agent. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are independent of each other and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Seller. Except where otherwise provided in this Agreement any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Seller by Agent, any Buyer or an authorized officer thereof provided for in this Agreement is conclusive and binds the parties in the absence of manifest error, except where the consent of the Seller is required. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where Seller is required to provide any document to the Agent and/or any Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless the Agent or such Buyer requests otherwise. At the request of the Agent and/or a Buyer, any document shall be provided in computer disk form or both printed and computer disk form, unless such computer disk copy requires Seller to pay an unreasonable expense.  This Agreement is the result of negotiations among and has been reviewed by counsels to the Buyers and Seller, and is the product of all the parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated the Agent and any Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations and exercise discretion at its absolute discretion.  Any requirement of good faith, discretion or judgment by  the Agent or any Buyer shall not be construed to require the Agent and/or such Buyer to request or await receipt of information or documentation not immediately available from or with respect to Seller, a servicer of the Purchased Assets, any other Person or the Purchased Assets themselves.

3.                                      THE TRANSACTIONS

a)             Seller shall repurchase all Purchased Assets from the Buyers on each Repurchase Date.  Seller may also repurchase any Purchased Assets pursuant to Section 11 hereof.  Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to a Mortgaged Property related to a any Purchased Asset (but liquidation or foreclosure proceeds received by a Buyer with respect to a Mortgaged Property related to a Purchased Asset shall be applied to reduce the Repurchase Price with respect to such Purchased Asset except as otherwise provided herein).  Seller is obligated to obtain the Purchased Assets from the applicable Buyer or its designee (including the Custodian) at Seller’s expense on (or after) the related Repurchase Date, unless such Purchased Assets become subject to a new Transaction pursuant to Section 3(b).

b)            Provided that the applicable conditions in Sections 10(a) and (b) have been satisfied, each Eligible Asset that is repurchased by Seller on the 10th day of each calendar month (or, if such 10th day is not a Business Day, the immediately following Business Day) following the Purchase Date related to such Eligible Asset (the day of the month so determined for each month, a “Repurchase Date,” which term shall also include the date determined by application of Section 20) shall automatically become subject to a new Transaction unless the Agent is notified otherwise by Seller at least one Business Day prior to the related Repurchase Date; provided, that, if the Repurchase Date so determined is later than the Termination Date, the Repurchase Date for such Transaction shall automatically reset to the Termination Date, and the provisions of this sentence as it might relate to a new Transaction shall expire on such date.  For each Purchased Asset subject to a Transaction, the accrued and unpaid Price Differential shall be calculated for the period beginning on the first day and ending on the last day of the calendar month prior to the related Repurchase Date and (together with any additional Price Differential accrued with respect to such Transaction and not previously paid to the applicable Buyer) settled in cash on each related Repurchase Date by means of a payment by Seller to the Agent, on behalf of the applicable Buyer, at an account designated by the Agent.  The Repurchase Price and, if applicable, Purchase Price to be paid on a Repurchase Date shall be paid as set forth in Section 15 hereof.

4.                                      ENTERING INTO TRANSACTIONS; TRANSACTION NOTICE, CONFIRMATIONS

a)             Unless otherwise agreed, Seller shall give Agent notice by no later than 5:00 p.m. (New York City time) on the day that is two Business Days prior to any proposed Purchase Date (the date on which such notice is given, the “Notice Date”). By no later than 5:00 p.m. (New York City time) on the Notice Date, Seller shall request that a Buyer enter into a Transaction by furnishing to Agent a Transaction Notice, Loan Schedule and Asset Base Certificate.  The Seller shall deliver to Custodian a Transaction Notice, the related Loan Schedule and the related Custodian’s Loan File for each Loan subject to such Transaction in accordance with the terms of the Custody Agreement.

b)            In the event that the parties hereto desire to enter into a Transaction on terms other than as set forth herein, the parties shall execute a confirmation (a “Confirmation”) specifying such terms prior to entering into such Transaction. Any such Confirmation and the related Transaction Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed between the applicable Buyer and Seller with respect to the Transaction to which the Confirmation relates.

5.                                      PAYMENT AND TRANSFER

Unless otherwise agreed, all transfers of funds hereunder shall be in immediately available funds. Any Repurchase Price received by the applicable Buyer after 2:00 p.m. New York City time shall be applied on the next succeeding Business Day.

6.                                      MARGIN MAINTENANCE

a)             If at any time the aggregate Market Value of all Purchased Assets subject to all Transactions is less than the aggregate Buyer’s Margin Amount for all such Transactions (a “Margin Deficit”), then Agent may by notice to Seller require Seller, at Agent’s option, to transfer to the applicable Buyer cash or additional Loans acceptable to Agent in its sole discretion (“Additional Purchased Assets”), so that such cash and aggregate Market Value of the Purchased Assets, including any such Additional Purchased Assets, will thereupon equal or exceed such aggregate Buyer’s Margin Amount (such requirement, a “Margin Call”).

b)            Notice required pursuant to Section 6 may be given by any means provided in Section 36 hereof. Any notice given before 1:00 p.m. New York time on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. New York time on the next succeeding Business Day; notice given after 1:00 p.m. New York time on a Business Day shall be met, and the related Margin Call satisfied, no later than 2:00 p.m. New York time on the second succeeding Business Day. The failure of Agent, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Agent to do so at a later date. Seller and Agent each agree that a failure or delay by Agent to exercise its rights hereunder shall not limit or waive Agent’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

7.                                      INCOME PAYMENTS

Where a particular term of a Transaction extends over the date on which Income is paid in respect of the Purchased Asset subject to that Transaction, such Income shall be the property of the Buyer that purchased that Purchased Asset. Notwithstanding the foregoing, and provided no Default has occurred and is continuing, all Income received, whether by Seller, any Buyer, Custodian, Servicer or any servicer or any other Person, in respect of the Purchased Assets shall be applied in accordance with Section 4.1(c) of the Custody Agreement.

8.                                      TAXES; TAX TREATMENT

a)             All payments made by the Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority thereof or therein, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which the applicable Buyer is organized or of its applicable lending office, or any political subdivision thereof, (all such non-excluded taxes, “Taxes”), all of which shall be paid by the Seller for its own account not later than the date when due. If the Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall:  (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to the applicable Buyer, promptly, original tax receipts and other evidence satisfactory to such Buyer of the payment when due of the full amount of such Taxes; and (d) pay to the applicable Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

b)            In addition, the Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

c)             The Seller agrees to indemnify the Buyers for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 8(c), and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that the Buyers shall have provided the Seller with evidence, reasonably satisfactory to the Seller, of payment of Taxes or Other Taxes, as the case may be; provided that the applicable Buyer gives notice to Seller of all deficiency notices received by such Buyer.

d)            Any Foreign Buyer shall, at Seller’s request, provide the Seller with properly completed United States Internal Revenue Service (IRS) Form W 8BEN or W 8ECI or any successor form prescribed by the IRS, certifying that such Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer.  Each Foreign Buyer will resubmit the appropriate form on the earliest of (A) the third anniversary of the prior submission or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Buyer as defined in Treas. Reg. Section 1.1441(e)(4)(ii)(D).  For any period with respect to which a Foreign Buyer has failed to provide the Seller with the appropriate form or other relevant document pursuant to this Section 8(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross up” of Taxes or indemnification under Section 8(c) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Seller shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

e)             Without prejudice to the survival of any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section 8 shall survive the termination of this Agreement.  Nothing contained in this Section 8 shall require any Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

f)             Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and to treat the Purchased Assets as being owned by Seller in the absence of a Default by Seller.  All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment in the absence of a Default by Seller, unless required by law.

9.                                      SECURITY INTEREST

a)             Seller and Buyers intend that the Transactions hereunder be sales to the applicable Buyer of the Purchased Assets and not loans from the applicable Buyer to Seller secured by the Purchased Assets. However, in order to preserve Buyers’ rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales,  Seller hereby grants to the Agent, on behalf of the Buyers, as security for Seller’s performance of all of its Obligations, a fully perfected first priority security interest in the following property, whether now existing or hereafter acquired:  (i) the Purchased Assets, (ii) the Records, (iii) all related Servicing Rights, (iv) all mortgage guaranties and insurance relating to such Purchased Assets (issued by governmental agencies or otherwise) or the related Mortgaged Property and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance and all claims and payments thereunder, (v) all instruments, chattel paper, agreements (including, without limitation, the related Master Loan Agreement and Master Note) securities, investment property and general intangibles and other assets comprising or relating to the Purchased Assets, (vi) any securities or deposit account related to the Transactions and the related Loans and/or Triple Net Leases, including the Collection Account and all security entitlements to financial assets (including cash) now or hereafter carried in or credited to any such securities or deposit account, (vii) all rights to Income and the rights to enforce such payments arising from any of the Purchased Assets, (viii) all guarantees or other support for the Purchased Assets, (ix) any and all replacements, substitutions, distributions on the Purchased Assets, (x) any interest in the Purchased Assets or the servicing of the Purchased Assets, and (xi) any now existing or hereafter arising proceeds and distributions with respect to any of the foregoing and any other property, rights, titles or interests as are specified on a Transaction Notice (collectively, the “Collateral”).  Seller acknowledges and agrees that its rights with respect to the Collateral (including without limitation, its security interest in any portion of the Purchased Assets and any other collateral granted to Seller pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of the Buyers hereunder.

The parties acknowledge and agree that the perfection of such security interest is intended to be accomplished through, among other steps, possession of the related Note by a Buyer, the Custodian or by any other Person on any Buyer’s behalf, and that such possession unless otherwise agreed is for such Buyer’s own account.

b)            Seller hereby irrevocably constitutes and appoints Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Agent’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, to file such financing statement or statements relating to the Purchased Assets and the Collateral without Seller’s signature thereon as Agent at its option may deem appropriate, and, without limiting the generality of the foregoing, Seller hereby gives Agent the power and right, on behalf of Seller, without assent by, but with notice to, Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i)            in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Agent for the purpose of collecting any and all such moneys due with respect to any Purchased Assets whenever payable;

(ii)           to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Assets;

(iii)          (A) to direct any party liable for any payment under any Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Agent or as Agent shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Assets or any proceeds thereof and to enforce any other right in respect of any Purchased Assets; (E) to defend any suit, action or proceeding brought against Seller with respect to any Purchased Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Agent may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Assets as fully and completely as though Agent were the absolute owner thereof for all purposes, and to do, at Agent’s option and Seller’s expense, at any time, and from time to time, all acts and things which Agent deems necessary to protect, preserve or realize upon the Purchased Assets and the Collateral and Agent’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  This power of attorney is a power coupled with an interest and shall be irrevocable until all Obligations have been paid in full and this Agreement is terminated in accordance with the terms hereof.

Seller also authorizes Agent, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 20 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Assets.  The powers conferred on Agent hereunder are solely to protect the applicable Buyer’s interests in the Purchased Assets and shall not impose any duty upon it to exercise any such powers.  Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

10.                               CONDITIONS PRECEDENT

a)             As conditions precedent to the first Transaction to occur on or after the Effective Date, Agent shall have completed the due diligence review pursuant to Section 39, and such review shall be satisfactory to Agent in its sole discretion.  Agent shall have received on or before the day of such first Transaction the following, in form and substance satisfactory to Agent and duly executed by each party thereto:

(i)            The Program Documents duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii)           Evidence that all other actions necessary or, in the opinion of Agent, desirable to perfect and protect the Buyers’ interest in the Purchased Assets and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1;

(iii)          A certified copy of Seller’s corporate resolutions, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary limited liability company or corporate action or governmental approvals as may be required in connection with the Program Documents;

(iv)          A secretary’s certificate of the secretary of Seller, certifying the names, true signatures and titles of Seller’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder and attaching a copy of the true and complete bylaws and certificate of incorporation of the Seller;

(v)           Opinions of Seller’s counsel as to such matters as Agent may reasonably request (including, without limitation, perfected security interest in the Collateral and non-substantive consolidation of Seller and the Net Lease Borrower) and in form and substance acceptable to Agent;

(vi)          A copy of the Underwriting Guidelines certified by an officer of the Seller;

(vii)         Evidence of establishment of the Collection Account; and

(viii)        Any other documents reasonably requested by Agent.

b)            The obligation, if any, of any Buyer to enter into each Transaction (including the initial Transaction) pursuant to this Agreement is subject to the fulfillment of each of the following conditions precedent:

(i)            Agent, on behalf of such Buyer, or its designee shall have received on or before the day of a Transaction with respect to the Purchased Asset related to such Transaction the following, in form and substance satisfactory to Agent and (if applicable) duly executed:

(A)                              Transaction Notice and Loan Schedule delivered pursuant to Section 4(a);

(B)                                The Trust Receipt with respect to such Purchased Asset, with the Loan Schedule attached;

(C)                                To the extent not delivered to the Agent previously, a secretary’s certificate of the secretary of the Net Lease Borrower related to such Transaction, certifying the names, true signatures and titles of such Net Lease Borrower’s representatives duly authorized to  execute the related Master Loan Agreement and the other documents to be delivered thereunder and attaching a copy of the true and complete bylaws or limited liability company agreement and certificate of incorporation or formation of such Net Lease Borrower; and

(D)                               Such certificates, customary opinions of counsel or other documents as Agent may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required in connection with the first Transaction related to a new Net Lease Borrower and otherwise from time to time as deemed necessary by Agent in good faith.

(ii)           No Default or Event of Default shall have occurred and be continuing.

(iii)          Buyers shall not have determined that the introduction of or a change in any requirement of law or in the interpretation or administration of any requirement of law applicable to any Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for any such Buyer to enter into Transactions with a Pricing Rate based on LIBO Rate.

(iv)          All representations and warranties in the Program Documents shall be true and correct on the date of such Transaction and Seller is in compliance with the terms and conditions of the Program Documents.

(v)           The then aggregate outstanding Purchase Price for all Purchased Assets, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price.

(vi)          Agent shall have determined that all actions necessary or, in the opinion of Agent, desirable to maintain the Agent’s perfected security interest, on behalf of the Net Lease Borrowers, in the Purchased Assets and other Collateral have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1.

(vii)         Seller shall have paid to Buyers, or the Agent on their behalf, all fees and expenses owed to the Buyers in accordance with this Agreement and the Side Letter.

(viii)        Buyers or Agent shall have received any other documents reasonably requested by Buyers or Agent.

(ix)           There is no Margin Deficit at the time immediately prior to, and there shall be no Margin Deficit immediately following, such Transaction.

(x)            No event or events shall have been reasonably determined by any Buyer to have occurred resulting in the effective absence of a “repo market” respecting loans or mortgage-backed or asset-backed securities such that such Buyer is or was unable to finance or fund purchases under this Agreement through the “repo market” or such Buyer’s customers.

(xi)           Each secured party (including any party that has a precautionary security interest in a Loan) has released all of its right, title and interest in, to and under such Loan (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and has filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Loan, and each such release and Uniform Commercial Code termination statement has been delivered to the Agent prior to such Transaction.

(xii)          Seller shall have delivered in such Transaction to the Agent the Underwriting Package (A) for each Loan that is a Tier One Asset, not less than four Business Days prior to the date of the related Transaction Notice and (B) for each Loan that is not a Tier One Asset, not less than ten Business Days prior to the date of the related Transaction Notice, and the Agent, on behalf of the applicable Buyer, shall have approved each such Loan in its sole discretion. Agent agrees that it shall, on behalf of the applicable Buyer, notify Seller of the Agent’s approval or disapproval of each such proposed Loan within ten Business Days after its receipt of the complete Underwriting Package and supplemental requests (whether requested orally or in writing) related to such proposed Loan. For purposes of this provision, an Underwriting Package received by a Buyer after 1:00 p.m. New York City time shall be deemed to be received on the following Business Day.

(xiii)         The Loan included in the Purchased Asset related to such Transaction shall have an interest rate not less than:  (A) with respect to a fixed-rate Loan, the 10-year U.S. Dollar Interest Rate Swaps plus 1.75% as of the initial Purchase Date of such

Purchased Asset or (B) with respect to a floating-rate Loan, LIBO Rate plus 1.75% as of the initial Purchase Date of such Purchased Asset.

(xiv)        Seller shall have delivered to the Collateral Agent (as defined in the Collateral Agency Agreement) a Notice of Designation (as defined in the Collateral Agency Agreement) with respect to the Mortgage related to such Transaction.

(xv)         Satisfaction of any conditions precedent to the first Transaction on or after the Effective Date as set forth in clause (a) of this Section 10 that were not satisfied prior to such first Purchase Date.

11.                               RELEASE OF PURCHASED ASSETS

Upon timely payment in full of the Repurchase Price and all other Obligations owing with respect to a Purchased Asset (other than a Purchased Asset that became subject to a new Transaction after the payment of such Repurchase Price pursuant to Section 3(b)), if no Default or Event of Default has occurred and is continuing, Agent shall, and shall direct Custodian to, release such Purchased Asset unless such release would give rise to or perpetuate a Margin Deficit. Except as set forth in Section 16, Seller shall give at least three Business Days’ prior written notice to Agent if such repurchase shall occur on other than a Repurchase Date.

12.                               RELIANCE

With respect to any Transaction, the Agent and any Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that the Agent or such Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf.

13.                               REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the final Repurchase Date related to such Transaction be deemed to represent and warrant, that:

a)             Existence.  The Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and qualifies as a real estate investment trust under Section 856 of the Code and is in compliance with all provisions of the Code governing its status as a real estate investment trust, (b) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being, or as proposed to be, conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law.

b)            Financial Condition.  The Seller has heretofore furnished to the Agent a copy of its audited consolidated balance sheets which include its consolidated Subsidiaries, each as of December 31, 2004.  All such financial statements are materially complete and correct and fairly present the consolidated financial condition of the Seller and its Subsidiaries and the consolidated results of their operations for the fiscal year ended on said date, all in accordance with GAAP applied on a consistent basis. Since December 31, 2004, there has been no development or event or any prospective development or event which has had or should reasonably be expected to have a Material Adverse Effect.

c)             Litigation.  There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against the Seller or any of its Subsidiaries or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect or (ii) which questions the validity or enforceability of any of the Program Documents or any action to be taken in connection with the transactions contemplated hereby and there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect.

d)            No Breach.  Neither (a) the execution and delivery of the Program Documents or (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the charter or by-laws (or other organizational or governing documents) of the Seller, or any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument to which the Seller, or any of its Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of the Seller or any of its Subsidiaries, pursuant to the terms of any such agreement or instrument.

e)             Action.  The Seller has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by the Seller of each of the Program Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Program Document has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

f)             Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by the Seller of the Program Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Agreement.

g)            Margin Regulations.  Neither a Transaction hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X.

h)            Taxes.  The Seller and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Seller and its Subsidiaries in respect of taxes and other governmental charges are adequate.

i)              Investment Company Act.  Neither the Seller nor any of its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended from time to time. The Seller is not subject to any Federal or state statute or regulation which limits its ability to incur indebtedness.

j)              No Legal Bar.  With the caveat as set forth in 13(d), the execution, delivery and performance of this Agreement and the Transactions hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Seller or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than the Liens created hereunder) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

k)             No Default.  Neither the Seller nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect or cause the occurrence of an Event of Default under Section 19(o) hereof. No Default or Event of Default has occurred and is continuing under this Agreement.

l)              Collateral; Collateral Security.

(i)            The Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person, and immediately prior to the sale of any such Purchased Asset to the applicable Buyer, the Seller was the sole owner of such Purchased Asset and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale of such Purchased Asset to the applicable Buyer hereunder and immediately after the sale of such Purchased Asset to the applicable Buyer no Person other than the Agent, on behalf of the Buyers, has any Lien on any Purchased Asset.

(ii)           The provisions of this Agreement are effective to create in favor of the Agent, on behalf of the Buyers, a valid, first priority security interest in all right, title and interest of the Seller in, to and under the Collateral.

(iii)          Upon receipt by the Custodian of each Note, endorsed in blank by a duly authorized officer of the payee or last endorsee, the applicable Buyer shall have a fully perfected first priority security interest therein, in the Loans evidenced thereby and in the Seller’s interest in all related Mortgaged Property.

(iv)          Upon the filing of financing statements on Form UCC-1, naming the Agent as “Secured Party” and the Seller as “Debtor” and describing the Collateral, the security interests granted hereunder in the Collateral will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the Seller in, to and under such Collateral to the extent that such right, title and interest can be perfected by filing under the Uniform Commercial Code..

m)            Chief Executive Office; Chief Operating Office.  The Seller’s chief executive office on the Effective Date is located at 14631 N. Scottsdale Rd., Suite 200, Scottsdale, Arizona 85254 and the chief operating office is located at 14631 N. Scottsdale Rd., Suite 200, Scottsdale, Arizona 85254.

n)            Location of Books and Records.  The location where the Seller keeps its books and records, including all computer tapes and records relating to the Purchased Assets and any Collateral, is its chief executive office or chief operating office or the offices of the Custodian or the Servicer.

o)            True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Seller to the Agent and/or the Buyers in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, individually or when taken as a whole, do not contain any untrue statement of material fact or omit to state any fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in a material respect. All written information furnished after the date hereof by or on behalf of the Seller to the Agent and/or the Buyers in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to a Responsible Officer of the Seller that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Program Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Agent for use in connection with the transactions contemplated hereby or thereby.

p)            ERISA.  Each Plan to which the Seller or its Subsidiaries make direct contributions, and, to the knowledge of the Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which the Seller would be under an obligation to furnish a report to the Agent under Section 14(a)(vi) hereof.

q)            Licenses.  No Buyer will be required solely as a result of purchasing any Purchased Assets to be licensed, registered or approved or to obtain permits or otherwise qualify (i) to do business in any state or (ii) under any Federal, state or local consumer lending, fair debt collection or other applicable Federal, state or local statute or regulation.

r)             [Intentionally Omitted]

s)             No Burdensome Restrictions.  No Requirement of Law or Contractual Obligation of the Seller or any of its Subsidiaries has a Material Adverse Effect.

t)             Subsidiaries.  All of the Subsidiaries of the Seller as of the date hereof and, thereafter, as of the last Business Day of the most recently ended Calendar Quarter are listed on Schedule A to this Agreement (as updated as of the last Business Day of each Calendar Quarter by the Seller).

u)            Origination and Acquisition of Loans.  The Loans were originated by the Seller, and the origination and collection practices used by the Seller, as applicable, with respect to the Loans have been, in all material respects legal, proper, prudent and customary in the franchise or commercial, as applicable, mortgage loan origination business and in accordance with the Underwriting Guidelines.  The servicing of each of the Loans has been in all material respects, legal, proper, prudent and customary in the commercial mortgage loan servicing business and in accordance with the Accepted Servicing Standards.

v)            Seller Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of the Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of the Seller in accordance with GAAP) of the Seller and the Seller is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small amount of capital to engage in the business in which it is engaged and proposes to engage. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not transferring any Purchased Asset with any intent to hinder, delay or defraud any of its creditors.

w)            FCCR.  (i) The Weighted Average Aggregate FCCR for all of the Purchased Assets is not less than 1.5; and (ii) (A) no more than five percent (5%) of the Purchased Assets (by aggregate Collateral Value) have a Unit-Level FCCR of between 1.25 and 1.10; provided that if the aggregate Collateral Value of the Purchased Assets is less than $100,000,000, then no more than the greater of (1) five percent (5%) of the Purchased Assets (by aggregate Collateral Value) or (2) $6,500,000 in Collateral Value of the Purchased Assets have a Unit-Level FCCR of between 1.25 and 1.10 and (B) no more than five percent (5%) of Purchased Assets have a Master Lease FCCR of between 1.25 and 1.10; provided that if the aggregate Collateral Value of the Purchased Assets is less than $100,000,000, then no more than the greater of (1) five percent (5%) of the Purchased Assets (by aggregate Collateral Value) or (2) $6,500,000 in Collateral Value of the Purchased Assets have a Master Lease FCCR of between 1.25 and 1.10.

14.                               COVENANTS OF SELLER

Seller hereby covenants with the Agent and the Buyers as follows:

a)             Reporting.  The Seller shall deliver to the Agent on behalf of the Buyers:

(i)            (A) annual consolidated audited financial statements of the Seller and its Affiliates no later than 90 days after year-end, (B) annual consolidating financial statements (consisting of a balance sheet and an income statement) of the Seller and its Affiliates no later than 90 days after year-end, all in accordance with, and certified by the chief financial officer of the Seller as being in accordance with, GAAP, consistently applied, as of the end of, and for, such period and (C) quarterly unaudited consolidated and consolidating financial statements of the Seller and its Affiliates no later than 45 days after quarter-end, all in accordance with, and certified by the chief financial officer of the Seller as being in accordance with, GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(ii)           as soon as reasonably practicable,  all form 10-K, 10-Q, registration statements and other “corporate finance” filings made with the Securities and Exchange Commission (“SEC”) other than Section 16 filings; provided, however, that the Seller will provide Agent with a copy of the Seller’s or its affiliates’ annual SEC Form 10-K filing no later than 90 days after year-end, all in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(iii)          no later than 45 days after the end of each fiscal quarter of the Seller, and from time to time upon the request of the Agent, an officer’s compliance certificate as set forth in Exhibit A hereto;

(iv)          on each Repurchase Date an Asset Base Certificate and such additional monthly portfolio performance data with respect to the Notes and associated Collateral, including, without limitation, any outstanding delinquencies, prepayments in whole or in part, as may be requested by the Agent;

(v)           by 2:00 P.M. (New York time) on the second Business Day preceding each Repurchase Date, and on each Purchase Date, the Computer Tape;

(vi)          from time to time such other information regarding the Collateral and the financial condition, operations, or business of the Seller as the Agent may reasonably request; and

(vii)         as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of the Seller knows, or with respect to any Plan or Multiemployer Plan to which the Seller or any of its Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Seller setting forth details respecting such event or condition and the action, if any, that the Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Seller or an ERISA Affiliate with respect to such event or condition):

(A)                              any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code) (a “Reportable Event”); and any request for a waiver under Section 412(d) of the Code for any Plan;

(B)                                the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by the Seller or an ERISA Affiliate to terminate any Plan;

(C)                                the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(D)                               the complete or partial withdrawal from a Multiemployer Plan by the Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(E)                                 the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Seller or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days; and

(F)                                 the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Seller or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections; and

(viii)        at the time it furnishes the financial statements pursuant to paragraph (i) above, a certificate of a Responsible Officer of the Seller to the effect that, to the best of such Responsible Officer’s knowledge, the Seller during such fiscal period has observed or performed all of its covenants and other agreements, and satisfied every material condition contained in this Agreement and the other Program Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action the Seller has taken or proposes to take with respect thereto).

b)            Litigation.  The Seller will promptly, and in any event within one (1)  Business Day after service of process, give to the Agent notice of all legal or arbitrable proceedings affecting the Seller or any of its Subsidiaries that questions or challenges the validity or enforceability of any of the Program Documents or as to which there is a reasonable likelihood of adverse determination which would result in a Material Adverse Effect or in which the matter in controversy exceeds $1,000,000.

c)             Existence, Etc.  The Seller will, and will cause each of its Subsidiaries (or, in the case of clause (i) below, the Net Lease Borrowers) to:

(i)            preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

(ii)           comply with the requirements of all applicable material laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws);

(iii)          keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(iv)          pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(v)           permit representatives of the Agent or any Buyer, during normal business hours upon one (1) Business Day’s prior written notice at a mutually desirable time, or at any time during the continuance of an Event of Default, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Agent or such Buyer.

d)            Prohibition of Fundamental Changes.  The Seller shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that the Seller may merge or consolidate with (a) any Subsidiary of the Seller or (b) any other Person if the Seller is the surviving entity, or the Agent consents to such merger or consolidation; and provided further, that after giving effect thereto, no Default would exist hereunder.

e)             Margin Deficit.  If at any time there exists a Margin Deficit, the Seller shall cure same in accordance with Section 6(a) hereof.

f)             Notices.  The Seller shall give notice to the Agent promptly:

(i)            upon the Seller becoming aware of, and in any event within one (1) Business Day after, the occurrence of any Default or Event of Default or any event of default or default under any other material agreement of the Seller;

(ii)           upon the Seller becoming aware of any default related to any Purchased Asset or Collateral, any Material Adverse Effect or any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

(iii)          upon the Seller becoming aware during the normal course of its business that the Mortgaged Property in respect of any Loan or Loans with an aggregate unpaid principal balance of at least $250,000 has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the value of such Loan;

(iv)          upon the entry of a judgment or decree against the Seller or any of its Subsidiaries in an amount in excess of $1,000,000; and

(v)           upon the termination of the Custody and Servicing Agreement or any other Servicing Agreement; and

(vi)          of a move of the Seller’s chief executive office or chief operating office from the addresses referred to in Section 13(m), which such notice shall be written notice thirty (30) days prior to such move.

Each notice pursuant to this Section 14(f) (other than pursuant to clause (v) and (vi)) shall be accompanied by a statement of a Responsible Officer of the Seller setting forth details of the occurrence referred to therein and stating what action the Seller has taken or proposes to take with respect thereto.

g)            Servicing.  The Seller shall cause the Servicer to service, or cause to be serviced, the Purchased Assets, in accordance with Accepted Servicing Standards, pending any transfer of such servicing pursuant to the Custody and Servicing Agreement, employing at least the same procedures and exercising the same care that the Servicer customarily employs in servicing mortgaged properties and mortgage loans for its own account.  The Seller shall cause the Servicer to hold or cause to be held all escrow funds collected with respect to such Purchased Assets in trust accounts and shall apply the same for the purposes for which such funds were collected.  If the Seller should discover that, for any reason whatsoever, the Seller or any entity responsible to the Agent or any Buyer by contract for managing or servicing any such Purchased Asset has failed to perform fully the Servicer’s obligations with respect to the servicing of the Purchased Assets or any of the obligations of such entities with respect to the Loans, the Seller shall promptly notify the Agent.  Prior to any Person other than Midland Loan Services, Inc. becoming the Servicer or a subservicer of the Purchased Assets, the Agent shall have the right to approve each such Servicer and the form of all Servicing Agreements or servicing side letter agreements with respect thereto.

h)            Underwriting Guidelines.  The Seller shall notify the Agent in writing of any material modification to the Underwriting Guidelines prior to implementation of such change and no such material modification shall be implemented which could affect any Purchased Asset, or any other Loan under the Master Loan Agreement which may become a Purchased Asset, without the Agent’s prior written consent.

i)              Lines of Business.  The Seller will not engage to any substantial extent in any line or lines of business activity other than financing, acquiring, leasing, selling or exchanging commercial real estate, interests in commercial real estate or interests in entities that own or operate commercial real estate, and the businesses generally carried on by it as of the Initial Purchase Date.

j)              Transactions with Affiliates.  The Seller will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) not expressly prohibited under this Agreement, (b) in the ordinary course of the Seller’s business and (c) upon fair and reasonable terms no less favorable to the Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

k)             Limitation on Liens.  The Seller will not, nor will it permit or allow others to, create, incur or permit to exist any Lien, security interest or claim on or to any of its Collateral, except for:  (i) Liens (not otherwise permitted hereunder) which are created in connection with the purchase of fixed assets and equipment necessary in the ordinary course of the Seller’s business or to finance residual certificates issued in connection with securitizations of mortgage loans completed by the Seller which are financed solely based on a pledge of such residual certificates; and (ii) Liens on the Collateral created pursuant to this Agreement. The Seller will defend the Collateral against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Collateral, other than the security interests created under this Agreement, and the Seller will defend the right, title and interest of the Agent and the Buyers in and to any of the Collateral against the claims and demands of all persons whomsoever.  The Seller will not permit or allow any of its Subsidiaries to create, incur or permit to exist any Lien, security interest or claim on or to any Mortgaged Property that is related to a Purchased Asset, except in accordance with the Program Documents and any Master Loan Agreement.

l)              Limitation on Sale of Assets.  Except for sales and securitizations of Purchased Assets with respect to which the Seller has paid the Repurchase Price as set forth herein, the Seller and its Subsidiaries, taken as a collective whole, shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer substantially all of Seller’s consolidated assets taken as a whole to any Person; provided, that the Seller may after prior written notice to the Agent allow such action with respect to any Subsidiary which is not a Net Lease Borrower or a material part of the Seller’s overall business operations.  During the term of this Agreement, (i) Seller shall not pledge, sell or otherwise transfer any Loans that it makes under a Master Loan Agreement to any Person other than a Buyer hereunder while any other Loan under the same Master Loan Agreement is a Purchased Asset hereunder and (ii) Seller shall not pledge, sell or otherwise transfer any Loans that it makes under a Master Loan Agreement to a Buyer hereunder, if any other Loan under the same Master Loan Agreement has been pledged, sold or otherwise transferred to any Person other than a Buyer hereunder.

m)            Limitation on Distributions.  Without the Agent’s consent, except for customary cash dividends and distributions of its common stock, the Seller shall not make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any stock or senior or subordinate debt of the Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Seller.

n)            Maintenance of Net Worth/Liquidity.  The Seller shall ensure that, as of the end of each fiscal quarter of the Seller and, in the case of clauses (i) and (iii) below, on each other date of determination designated by the Agent, in its sole discretion, from time to time, it meets the following requirements (the “Net Worth Requirements”):

(i)            The Seller shall not permit its Tangible Net Worth to be less than (i) $400,000,000 plus (ii) Net Worth Increase Amounts.

(ii)           The Seller shall ensure that the Seller, together with its consolidated Subsidiaries, has cash and Cash Equivalents in an amount of not less than $15,000,000.

(iii)          The Seller shall not permit the ratio of Total Indebtedness to Tangible Net Worth to exceed 4:1.

o)            Restricted Payments.  The Seller shall not make any Restricted Payments following an Event of Default.

p)            Servicing Transmission.  The Seller shall provide to the Agent two (2) Business Days prior to each Repurchase Date (i) the Servicing Transmission, with respect to the Mortgaged Properties serviced under the Custody and Servicing Agreement by the Servicer which were a part of the Purchased Assets prior to the first day of the current month, summarizing the Servicer’s delinquency and loss experience with respect to Mortgaged Properties serviced by the Servicer (including, in the case of the Mortgaged Properties and, specifically, the Triple Net Leases thereof, the following categories:  current, 30-59, 60-89, 90-119, 120-149 and 150+ days delinquent) and (ii) any other information reasonably requested by the Agent with respect to the Mortgaged Properties. The Servicer shall also include in the Servicing Transmission such information relating to the servicing of the Purchased Assets as may be required by the Agent under the Custody and Servicing Agreement.

q)            No Amendment or Waiver.  Without the consent of the Agent, the Seller will not, nor will it permit or allow others to amend, modify, terminate or waive any provision of any Master Loan Agreement, Note or other Loan Document related to a Purchased Asset in any manner which shall reasonably be expected to materially and adversely affect the value of such Purchased Asset as Collateral.

r)             Maintenance of Property; Insurance.  The Seller shall keep or cause the related operator of the Mortgaged Properties to keep the related Mortgaged Property in good working order and condition.  The Seller shall maintain or cause the related Net Lease Borrower, or the related Tenant under a Triple Net Lease as operator of the Mortgaged Property, to maintain the insurance in form and amount as required under the related Triple Net Lease and shall not reduce such coverage without the written consent of the Agent, and shall also maintain or cause  the related Net Lease Borrower or the related Tenant to maintain such insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.  Seller shall deliver to the Agent monthly or upon reasonable request a report in a form satisfactory to the Agent which shall set forth the insurance in effect at the time of delivery thereof.

s)             Further Identification of Collateral.  The Seller will furnish to the Agent from time to time statements and schedules further identifying and describing the Purchased Assets and such other reports in connection with the Purchased Assets as the Agent may reasonably request, all in reasonable detail.

t)             Purchased Asset Determined to be Defective.  Upon discovery by the Seller of any breach of any representation or warranty listed on Appendix A hereto applicable to any Purchased Asset that would result in the Purchased Asset not being an Eligible Asset, the Seller shall promptly give notice of such discovery to the Agent.

u)            Illegal Activities; Anti-Money Laundering Laws.  The Seller has not engaged, is not engaging, and shall not in the future engage in any conduct or activity that could subject its assets to forfeiture or seizure, including without limitation, conduct or activities in violation of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act or narcotic drug laws.  The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 200l (collectively, the “Anti Money Laundering Laws”).  As and to the extent required by the Anti Money Laundering Laws, the Seller (i) has conducted the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable mortgagor, dealership guarantor, other obligor, and their respective principals, and the origin of the assets used by the said mortgagor to purchase the property in question, and (ii) maintains, and will maintain, sufficient information to identify the applicable mortgagor and its principals, for purposes of the Anti-Money Laundering Laws.  No Purchased Asset is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no mortgagor or any of its principals, is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations.

v)            Amendment of Triple Net Lease.  Without the consent of the Agent, the Seller will not, nor will it permit or allow others to terminate (unless permitted by the terms of such Triple Net Lease without the consent of the lessor thereunder), make any material amendment or modification to, or waive any material provision of, any Triple Net Lease related to a Purchased Asset.

w)            Non-Petition.  Until one year and one day after the date that the Buyers have been paid all of the Repurchase Price with respect to each Purchased Asset related to a Net Lease Borrower that they have purchased under this Agreement and either (i) an ABS Transaction (as defined in the applicable Master Loan Agreement) has occurred involving such Net Lease Borrower and the Purchased Assets related thereto or (ii) all other Obligations under this Agreement have been paid in full by the Seller and this Agreement has been terminated, the Seller shall not petition or otherwise invoke the process of any court or government authority for the purpose of commencing or sustaining a case against such Net Lease Borrower under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of such Net Lease Borrower or any substantial part of its property, or ordering the winding up or liquidation of the affairs of such Net Lease Borrower.

15.                               REPURCHASE DATE PAYMENTS/COLLECTIONS

Subject to Section 3(b) hereof, on each Repurchase Date, Seller shall remit, or shall cause the Servicer to remit from the Collection Account, to the Agent, on behalf of the Buyers, the aggregate Repurchase Price with respect to all Transactions (net of the Purchase Price applicable to Purchased Assets, if any, that become subject to a new Transaction on such Repurchase Date) together with any other Obligations then due and payable.

16.                               REPURCHASE OF PURCHASED ASSETS; CHANGE OF LAW

a)             Upon discovery by Seller of a breach of any of the representations and warranties set forth in Appendix A to this Agreement, Seller shall give prompt written notice thereof to Agent.  Upon any such discovery by Agent, Agent will notify Seller (provided that its failure to do so will not limit any of its rights hereunder).  It is understood and agreed that the representations and warranties set forth in Appendix A to this Agreement shall survive delivery of the respective Custodian’s Loan Files to the Custodian and shall inure to the benefit of the Agent, the Buyers and their successors and assigns.  The fact that the Agent or the Buyers have conducted or have failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Assets shall not affect the Agent’s right to demand repurchase as provided under this Agreement.  Seller shall within five Business Days of the earlier of Seller’s discovery or Seller’s receiving notice, with respect to any Purchased Assets, of (i) any breach of a representation or warranty contained in Appendix A to this Agreement or (ii) any failure to deliver any of the items required to be delivered as part of the Custodian’s Loan File within the time period required for delivery pursuant to the Custody Agreement, promptly cure such breach or delivery failure in all material respects.  If within five Business Days after the earlier of Seller’s discovery of such breach or delivery failure or Seller’s receiving notice thereof such breach or delivery failure has not been remedied by Seller, Seller shall promptly upon receipt of written instructions from Agent purchase such Purchased Assets at a purchase price equal to the Repurchase Price with respect to such Purchased Assets by depositing such Repurchase Price in the Collection Account or another account designated by the Agent; provided, however, that, with the exception of the delivery of a Note, if the Seller is diligently pursuing a cure of such breach or delivery failure, Seller shall have ten days in addition to such five Business Day period to cure such breach or delivery failure in all material respects.

b)            If any Buyer determines that the introduction of, any change in, or the interpretation or administration of any requirement of law has made it unlawful or commercially impracticable to engage in any Transactions with a Pricing Rate based on LIBO Rate, then Seller (i) shall, upon its receipt of notice of such fact and demand from such Buyer (with a copy of such notice to Custodian), repurchase the Purchased Asset subject to the Transaction on the next succeeding Business Day and, at Seller’s election, concurrently enter into a new Transaction with such Buyer with a Pricing Rate based on the Prime Rate plus the margin set forth in the Side Letter as part of the Pricing Rate and (ii) may elect, by giving notice to Buyer and Custodian, that all new Transactions shall have Pricing Rates based on the Prime Rate plus such margin.

c)             If any Buyer determines in its sole discretion that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Buyer’s capital or on the capital of any Affiliate of such Buyer as a consequence of such Change in Law affecting this Agreement, then from time to time Seller will compensate such Buyer or Buyer’s Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law.  Buyers shall provide Seller with prompt notice as to any Change in Law.  Notwithstanding any other provisions in this Agreement, in the event of any such Change in Law, Seller will have the right to terminate all Transactions then outstanding without any prepayment penalty as of a date selected by Seller, which date shall be prior to the then applicable Repurchase Date and which date shall thereafter for all purposes hereof be deemed to be the Repurchase Date.

17.                               RESERVED

18.                               REPURCHASE TRANSACTIONS

Any Buyer may, in its sole election, engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of such Buyer’s choice, in all cases subject to such Buyer’s obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date.  In the event any Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, such Buyer shall have the right to assign to such Buyer’s counterparty any of the applicable representations or warranties in Appendix A to this Agreement and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

19.                               EVENTS OF DEFAULT

With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute, if declared as such by Agent, an “Event of Default” other than the events described in clause (f) and (g) below which, upon their occurrence, shall automatically constitute an Event of Default:

a)             Seller fails to transfer any Purchased Asset to the applicable Buyer on the applicable Purchase Date (provided such Buyer has tendered the related Purchase Price); or

b)            Seller either fails to repurchase the Purchased Assets on any Repurchase Date or fails to perform its obligations under Section 6; or

c)             any representation, warranty or certification made or deemed made herein or in any other Program Document by the Seller or any certificate furnished to the Agent or any Buyer pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect (which falsity, or the cause for such representation, warranty, certification or certificate being misleading, if it is capable of being cured, is not cured within ten (10) Business Days of the earlier of (i) the receipt of notice by the Seller and (ii) actual knowledge of the Seller thereof; unless (A) the Seller shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (B) any such representations and warranties have been determined by the Agent in its sole discretion to be materially false or misleading on a regular basis and that falsity could reasonably be expected to result in a Material Adverse Effect) as of the time made or furnished (other than the representations and warranties set forth in Appendix A which shall be considered solely for the purpose of determining the Purchase Price of the Loans); or

d)            the Seller shall fail to observe or perform any covenant or agreement (other than any covenant or agreement described in clauses (a) or (b) above) contained in this Agreement or any other Program Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days after the earlier of (i) receipt of notice by the Seller or (ii) actual knowledge of the Seller; or

e)             a final judgment or judgments for the payment of money in excess of $2,000,000 in the aggregate (to the extent that the Seller or any of its Subsidiaries, as applicable, is, in the reasonable determination of the Agent, uninsured with respect to such judgment or judgments and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against the Seller or any of its Subsidiaries by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and the Seller or any such Subsidiary shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

f)             the Seller, any Net Lease Borrower, any Subsidiary of the Seller that is the issuer in a securitization transaction or any other material Subsidiary of the Seller shall admit in writing its inability to pay its debts as such debts become due; or

g)            the Seller or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing; or

h)            a proceeding or case shall be commenced, without the application or consent of the Seller or any of its Subsidiaries, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of, or taking of possession by, a receiver, custodian, trustee, examiner, liquidator or the like of the Seller or any such Subsidiary or of all or any substantial part of its property, or (iii) similar relief in respect of the Seller or any such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days; or an order for relief against the Seller or any such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

i)              without the express prior written consent of Agent, the Custody and Servicing Agreement or any Program Document shall for whatever reason (including an event of default thereunder) be terminated or the Lien on the Collateral created by this Agreement or Seller’s material obligations hereunder shall cease to be in full force and effect, or the enforceability thereof shall be contested by the Seller; or

j)              the Agent reasonably determines that there has occurred any Material Adverse Effect or the Agent reasonably determines that there exists a material impairment of the Seller’s ability to perform its obligations under this Agreement, the Note or any other Program Document; or

k)             Except where it would not result in a Material Adverse Effect: (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or Multiemployer Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or Multiemployer Plan or any Lien in favor of PBGC or a Plan or Multiemployer Plan shall arise on the assets of the Seller or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) the Seller or any ERISA Affiliate shall, or in the reasonable opinion of the Agent is likely to, incur any material liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan or Multiemployer Plan; or

l)              any Change in Control shall have occurred without the prior consent of the Agent or the Seller shall cease to own, directly or indirectly, 100% of the voting stock or membership interests of any Net Lease Borrower; or

m)            the Seller shall grant, or suffer to exist, any Lien on any of the Purchased Assets or any other Collateral except the Liens contemplated hereby; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Assets or other Collateral in favor of the Agent, for the benefit of the Buyers, or shall be Liens in favor of any Person other than the Agent, for the benefit of the Buyers; or

n)            the Agent shall reasonably request, specifying the reasons for such request, information, and/or written responses to such requests, regarding the financial well-being of the Seller and such information and/or responses shall not have been provided within five (5) Business Days of such request; or

o)            the Seller or any subsidiary or Affiliate of the Seller shall default under, or fail to perform as required under, or shall otherwise materially breach the terms of any instrument, agreement or contract between the Seller or such other entity, on the one hand, and the Agent, any Buyer and/or any of the Buyer’s Affiliates on the other; or the Seller or any subsidiary or Affiliate of the Seller shall default under, or fail to perform as requested under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by the Seller or such other entity and any third party, which default or failure entitles any party to require acceleration or prepayment of any indebtedness thereunder in an amount greater than $250,000; or

p)            any report of independent accountants with respect to the Seller includes a “going concern” reference; or

q)            the funds available to be withdrawn from the Collection Account pursuant to Section 4.1(c) of the Custody Agreement on any Repurchase Date are insufficient to make payment to the Agent, for the account of the Buyers, of all amounts due hereunder on such Repurchase Date and such occurrence shall continue unremedied for a period of five (5) Business Days after the earlier of (i) receipt of notice by the Seller or (ii) actual knowledge of the Seller.

20.                               REMEDIES

Upon the occurrence of an Event of Default:

a)             The Repurchase Date for each Transaction hereunder shall, at the option of the Agent, be deemed immediately to occur.

b)            (i)            Seller’s obligations hereunder to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date for such Transactions shall, at the election of the Agent, thereupon become immediately due and payable and all Income paid after such election shall be remitted to and retained by the Agent and applied to the payment of the aggregate Repurchase Prices and any other amounts owing by Seller hereunder; Seller shall immediately deliver to the Agent or its designee any and all original papers, records and files relating to the Purchased Assets subject to such Transactions then in Seller’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall be deemed, to the extent not previously transferred to Buyers, transferred to Buyers.

(ii)           Agent shall have the right to (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 20(b)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as Agent may reasonably deem satisfactory any or all Purchased Assets or (B) in its sole discretion, exercised in good faith, elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder.  The proceeds of any disposition of Purchased Assets shall be applied first to the costs and expenses incurred by Agent or any Buyer in connection with or as a result of an Event of Default; second to the aggregate Repurchase Prices; third to all other Obligations; and any amounts remaining shall be paid to Seller.

(iii)          The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid.  In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, the Agent may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate the Agent to liquidate any Purchased Asset on the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or constitute a waiver of any right or remedy of the Agent.  Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

c)             In addition to its rights hereunder, the Agent shall have the right to proceed against any of Seller’s assets which may be in the possession of the Agent, any Buyer, any of Buyer’s Affiliates or its designee (including the Custodian, to the extent acting as a custodian for the benefit of the Buyers), including the right to liquidate such assets and to set-off the proceeds against monies owed by Seller to Buyers pursuant to this Agreement.  The Agent and the Buyers may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Assets, any other Collateral or its proceeds and all other sums or obligations owed by Buyers to Seller hereunder against all of Seller’s Obligations to Buyers, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such Obligations are then due, without prejudice to the Agent’s or the Buyers’ right to recover any deficiency.

d)            The Agent shall have the right to obtain physical possession of the Records and all other files of Seller relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of Seller or any third party acting for Seller and Seller shall deliver to the Agent such assignments as the Agent shall request.

e)             The Agent may direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as Agent determines appropriate.

f)             Seller shall be liable to the Agent and the Buyers for the amount of all expenses (plus interest thereon at a rate equal to the Default Rate), and all costs and expenses incurred in connection with hedging or covering transactions related to the Purchased Assets.

g)            Seller shall cause all sums received by it or on its behalf with respect to the Purchased Assets to be deposited with Custodian (or such other Person as Agent may direct) after receipt thereof.

h)            The Agent shall without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets and any other Collateral or any portion thereof, collect the payments due with respect to the Purchased Assets and any other Collateral or any portion thereof, and do anything that the Agent or any Buyer is authorized hereunder to do.  Seller shall pay all costs and expenses incurred by the Agent or any Buyer in connection with the appointment and activities of such receiver.

The Agent and each Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives, to the extent permitted by law, any right Seller might otherwise have to require the Agent or any Buyer to enforce its rights by judicial process.  Seller also waives, to the extent permitted by law, any defense Seller might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets and any other Collateral or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

In addition to all the rights and remedies specifically provided herein, the Agent and the Buyers shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute.

The Agent and the Buyers shall have, except as otherwise expressly provided in this Agreement, the right to exercise any of its rights and/or remedies without  presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Seller.

Seller hereby authorizes the Agent, at Seller’s expense, to file such financing statement or statements relating to the Purchased Assets and the Collateral without Seller’s signature thereon as the Agent at its option may deem appropriate, and appoints the Agent as Seller’s attorney-in-fact to execute any such financing statement or statements in Seller’s name and to perform all other acts which the Agent deems appropriate to perfect and continue the lien and security interest granted hereby and to protect, preserve and realize upon the Purchased Assets and the Collateral, including, but not limited to, the right to endorse notes, complete blanks in documents and execute assignments on behalf of Seller as its attorney-in-fact.  This power of attorney is coupled with an interest and is irrevocable without the Agent’s consent.

21.                               DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of the Agent or any Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Agent or any Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All rights and remedies of the Agent and the Buyers provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by the Agent or any Buyer to exercise any of its rights under any other related document.  The Agent and any Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies.

22.                               USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be used by either party hereto in a Transaction.

23.                               INDEMNITY

a)             Seller agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Agent and the Buyers in connection with the preparation, execution, delivery, modification, administration and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of counsel for the Agent and the Buyers with respect thereto, with respect to advising the Agent and the Buyers as to their rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement, with respect to negotiations with Seller or with other creditors of Seller or any of their Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Agent and the Buyers in connection with the enforcement of this Agreement, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Agent and the Buyers) whether or not the transactions contemplated hereby are consummated.

b)            Seller agrees to indemnify and hold harmless the Agent, each Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an

“Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred) any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents any other documents related thereto, any breach of a representation or warranty of Seller or Seller’s officer in this Agreement or any other Program Document, all actions taken pursuant thereto, or any Purchased Assets) (i) the Purchased Assets, the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement and the other the Program Documents and any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition of Purchased Assets or any indemnity payable under any Servicing Agreement or other servicing arrangement, (ii) the actual or alleged presence of hazardous materials on any Mortgaged Property related to a Purchased Asset or any environmental action relating in any way to any such Mortgaged Property or (iii) the actual or alleged violation of any federal, state, municipal or local predatory lending laws, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  Seller also agrees not to assert any claim against the Agent or any Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby.  THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

c)             If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, any amount payable in connection with any repurchase obligation hereunder, such past due amounts shall accrue interest from the time of such failure to pay at the Default Rate, such interest to be paid by the Seller at the time of payment of the aforementioned costs, expenses or other amounts.  If Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Agent or any Buyer, in its sole discretion and Seller shall remain liable for any such payments to Agent or such Buyer.  No such payment by Agent or any Buyer shall be deemed a waiver of any of Agent’s or Buyers’ rights under the Program Documents.

d)            Without prejudice to the survival of any other agreement of Seller hereunder, the agreements and obligations of Seller contained in this Section shall survive the payment in full of the Repurchase Price related to all Purchased Assets and all other amounts payable hereunder and delivery of the Purchased Assets by Buyers against full payment therefor.

24.                               WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon the Agent, any Buyer or Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

25.                               REIMBURSEMENT

All sums reasonably expended by the Agent or any Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Seller’s obligation.  Seller agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by the Agent, any Buyer and/or Custodian in connection with the enforcement of the Program Documents, the taking of any action, including legal action, required or permitted to be taken by the Agent or any Buyer and/or Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by the Agent or any Buyer or any refinancing or restructuring in the nature of a “workout.”  If any Buyer determines that, due to the introduction of, any change in, or the compliance by such Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to such Buyer in engaging in the present or any future Transactions, then Seller agrees to pay to such Buyer, from time to time, upon demand by such Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by such Buyer to compensate such Buyer for such increased costs.  Notwithstanding any other provisions in this Agreement, in the event of any such change in the eurocurrency reserve requirement or the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority, Seller will have the right, after payment of all Obligations under this Agreement including, without limitation, under this Section 25, to terminate all Transactions then outstanding as of a date selected by Seller, which date shall be prior to the applicable Repurchase Date and which date shall thereafter for all purposes hereof, be deemed to be the Repurchase Date.  In addition, Buyers shall promptly notify Seller if any events in clause (i) or (ii) of this Section 25 occur; provided, that their failure to do so will not limit any of their rights hereunder except that no Buyer shall have the right to request reimbursement of increased costs that were incurred more than 90 days prior to the date of such request.

In addition to any rights and remedies of the Agent or any Buyer hereunder and by law, the Agent or each Buyer shall have the right, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Agent or any Buyer or any Affiliate thereof to or for the credit or the account of Seller or any Affiliate thereof.  The Agent and each Buyer agrees promptly to notify Seller after any such set off and application made by the Agent or such Buyer; provided that the failure to give such notice shall not affect the validity of such set off and application.

26.                               FURTHER ASSURANCES

Seller agrees to do such further acts and things and to execute and deliver to the Agent or any Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by the Agent or such Buyer to carry into effect the intent and purposes of this Agreement, to perfect the interests of the Agent or any Buyer in the Purchased Assets or to better assure and confirm unto the Agent or any Buyer its rights, powers and remedies hereunder.

27.                               ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Assets and Additional Purchased Assets thereto, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties.  No prior negotiation, agreement, understanding or prior contract shall have any validity hereafter.

28.                               TERMINATION

This Agreement shall remain in effect until the earlier of (i) 360 days following the date of this Agreement, provided that such date may be extended, in the Buyers’ sole discretion, upon written request of the Seller delivered to the Agent not less than 60 days prior to such date, or (ii) at Buyers’ option, the occurrence of an Event of Default or a Servicer Termination Event unless, in the case of such Servicer Termination Event, Servicer is replaced by a new Servicer satisfactory to the Agent within 60 days of such Servicer Termination Event (such date, the “Termination Date”).  However, no such termination shall affect Seller’s outstanding obligations to any Buyer at the time of such termination.  Pursuant to any extension of this Agreement, the Seller shall pay to the Buyers the Renewal Fee.  Seller’s obligations to indemnify Buyer pursuant to this Agreement shall survive the termination hereof.  Failure of the Buyers to respond to Seller’s request for an extension pursuant to clause (i) above shall be deemed a rejection of such request.

29.                               ASSIGNMENT

a)             The Program Documents are not assignable by Seller.  Any Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Documents; provided, however, that such Buyer shall maintain, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by such Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned.  Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of such Buyer hereunder, and (b) such Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) a commercial paper conduit administered by Credit Suisse, New York Branch or an Affiliate of Credit Suisse, New York Branch which assumes the obligations of such Buyer or (ii) to another Person rated at least A-1 by S&P and P-1 by Moody’s which assumes the obligations of such Buyer, be released from its obligations hereunder and under the Program Documents.  Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from the Buyers unless otherwise notified by any Buyer in writing.  Each Buyer may distribute to any prospective assignee any document or other information delivered to such Buyer by Seller.

b)            Each Buyer may sell to one or more Persons participations in all or a portion of its rights and obligations under this Agreement or otherwise enter into one or more syndications of its rights and obligations under this Agreement.  In the event of any such sale or syndication, such Buyer shall be entitled, after consultation with the Seller, to change the structure, terms (including pricing) or amount, if such Buyer determines that such changes are advisable in order to achieve a successful sale or syndication; provided, however that such change to the structure, terms (including pricing) or amount is not reasonably likely to trigger an Event of Default.  With respect to any such sale or syndication, Seller agrees to (a) provide and cause its officers, directors and advisors to provide such Buyer and any other proposed buyer that becomes part of the syndicate of such Buyer upon request with all information reasonably deemed necessary by such Buyer to effectuate such sale or syndication, (b) assist such Buyer upon its reasonable request in the preparation of an offering memorandum to be used in connection with such sale or syndication and (c) make available the officers, directors and advisors of the Seller and its affiliates, from time to time, to attend and make presentations regarding the business and prospects of the Seller and its affiliates, as appropriate, at a meeting or meetings of prospective buyers.  Notwithstanding the terms of Section 8, each participant of any Buyer shall be entitled to the additional compensation and other rights and protections afforded such Buyer under Section 8 to the same extent as such Buyer would have been entitled to receive them with respect to the participation sold to such participant.

30.                               AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by Seller, the Agent and the Buyers, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

31.                               SEVERABILITY

If any provision of Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

32.                               BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that Seller may not assign or transfer any of its rights or obligations under this Agreement or any other Program Document without the prior written consent of Agent.  THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

33.                               CONSENT TO JURISDICTION

SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROGRAM DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING.  SELLER HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION SELLER MAY HAVE TO, NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS.  SELLER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY AGENT OR ANY BUYER IN CONNECTION WITH THIS AGREEMENT OR THE OTHER PROGRAM DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SPECIFIED IN THIS SECTION 33 AND TO SELLER’S ADDRESS SPECIFIED IN SECTION 36 OR SUCH OTHER ADDRESS AS SELLER SHALL HAVE PROVIDED IN WRITING TO BUYER.  NOTHING IN THIS SECTION 33 SHALL AFFECT THE RIGHT OF THE AGENT OR ANY BUYER TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST SELLER OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

34.                               SINGLE AGREEMENT

Seller, the Agent and the Buyers acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.  Accordingly, Seller, the Agent and the Buyers each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfer in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

35.                               INTENT

Seller, the Agent and the Buyers recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (“USC”), a “forward contract” as that term is defined in Section 101 of Title 11 of the USC and a “securities contract” as that term is defined in Section 741 of Title 11 of the USC.

It is understood that the Agent’s and Buyers’ right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 20 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the USC.

36.                               NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, any notice required or permitted by this Agreement shall be in writing and shall be effective and deemed delivered only when received by the party to which it is sent; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation (without error message) of such transmission.  Any such notice shall be sent to a party at the address or facsimile transmission number set forth below:

if to Seller:

Spirit Finance Corporation
14631 N. Scottsdale Road
Suite 200
Scottsdale, AZ 85254
Attention:	Catherine Long
Telephone:	(480) 606-0820
Facsimile:	(480) 606-0826

with a copy to:
Kutak Rock LLP
1801 California St., Suite 3100
Denver, Colorado 80202
Attention:	Paul E. Belitz, Esq.
Telephone:	(303) 297-2400
Facsimile:	(303) 292-7799

if to any Buyer or Agent:

With respect to Transaction Notices and deliveries required under Section 4 and notices under Section 3(b):

Credit Suisse, New York Branch
Eleven Madison Avenue
New York, New York 10010
Attention: Joseph Soave and Alex Smith
Telephone:	(212) 325-1209
Facsimile:	(212) 325-0873

With respect to all other notices:

Credit Suisse, New York Branch
Eleven Madison Avenue
New York, New York 10010
Attention: Anthony Giordano
Telephone:	(212) 325-9103
Facsimile:	(212) 743-1852

as such address or number may be changed by like notice.

37.                               CONFIDENTIALITY

The Agent and each Buyer acknowledge that Seller is a public company subject to the Securities Act of 1933 and Securities Exchange Act of 1934 and that the information furnished by Seller to the Agent and the Buyers in the Collection Report, Asset Base Certificate and otherwise under this Agreement may constitute material non-public information (“Confidential Information”) within the meaning of such acts.  Except as consented to by Seller or if disclosure is required by law, rule, regulation or order of a court or other regulatory body, the Agent and each Buyer hereby agrees that it will keep all Confidential Information confidential and not disclose such Confidential Information to any third party other than rating agencies and, to the extent disclosure is required by applicable law or made in connection with an inspection thereby, banking regulators and will not engage in, directly or indirectly, any transactions involving the Seller’s publicly traded securities based upon such Confidential Information.  Notwithstanding the foregoing provisions of this Section 37, nothing herein shall prevent any division or department of the Agent or the Buyers from engaging in any lawful transaction in the Seller’s publicly traded securities in connection with the ordinary course of the business of such division or department, provided that the decision to enter into such transaction is, as required by applicable law, not based, in whole or in part, on any part of the Confidential Information that is material non-public information.

This Agreement, the other Program Documents and their terms, provisions, supplements and amendments, and transactions and notices hereunder shall be held by Seller (and Seller shall cause Servicer to hold it) in strict confidence and shall not be disclosed to any third party without the consent of the Agent and the Buyers except for (i) disclosure to Seller’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality or (ii) upon prior written notice to the Agent and the Buyers, disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) to the extent necessary in dealing with obligors or Tenants in connection with Purchased Assets or (iv) with prior written notice to the Agent and the Buyers, to any new Hedge Counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (v) any required Securities and Exchange Commission or state securities’ law disclosures or filings.  Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement.

38.                               HEDGE INSTRUMENTS

The Seller shall notify the Agent two Business Days prior to entering into any Hedge Instruments.

39.                               DUE DILIGENCE

Seller agrees to promptly provide the Agent and its agents with access to, copies of and extracts from any and all documents, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) relating to its financial condition, the Purchased Assets, the performance of its obligations under the Program Documents, the documents contained in the Servicing File and/or in the possession, or under the control, of Seller.  In addition,  the Agent has the right to perform continuing due diligence reviews of (x) Seller and its Affiliates, and their directors, officers, employees and significant shareholders, including, without limitation, their respective financial condition and performance of their obligations under the Program Documents, (y) the Servicing File and the Purchased Assets and (z) the Servicer.  Seller shall also make available to the Agent a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Assets.  Without limiting the generality of the foregoing, Seller acknowledges that the Agent and Buyers shall enter into transactions with Seller based solely upon the information provided by Seller to  the Agent and Buyers and the representations, warranties and covenants contained herein, and that  the Agent, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets, including, without limitation, ordering new credit reports, new Appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Assets.  Seller shall pay the Agent’s out of pocket costs and expenses incurred by the Agent in connection with any due diligence hereunder.

40.          NON-RECOURSE PROVISIONS

Notwithstanding anything herein to the contrary, the Buyers acknowledge and agree that the Transactions contemplated hereunder, and the amounts due hereunder, are non-recourse to the Seller and that the Buyers are relying solely upon the value of, and payments made with respect to, the Purchased Assets for repayment of the amounts due hereunder, including the payment of any Repurchase Price; provided, however, that notwithstanding the foregoing provision, upon the exercise by the Agent of any remedies described in the first sentence of Section 20(b)(ii) hereof (the “Section 20(b)(ii) Remedies”), the Seller shall be liable to the Buyers for amounts, not in excess of 10% of the Maximum Aggregate Purchase Price, that remain owing to either or both Buyers following the exercise by the Agent of any Section 20(b)(ii) Remedy.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller, the Agent and the Buyers have caused their names to be signed to this Agreement by their respective officers thereunto duly authorized as of the date first above written.

SPIRIT FINANCE CORPORATION, as Seller

By:	/s/ Christopher H. Volk
Name: Christopher H. Volk
Title: President and CEO

CREDIT SUISSE, NEW YORK BRANCH., as a Buyer and Agent, as applicable

By:	/s/ Mark Golombeck
Name: Mark Golombeck
Title: Director

By:	/s/ Michael W. Koenitzer
Name: Michael W. Koenitzer
Title:

ALPINE SECURITIZATION CORP., as a Buyer

By: Credit Suisse, New York Branch, as its Attorney-In-Fact

By:	/s/ Joseph Soave
Name: Joseph Soave
Title: Director

By:	/s/ Mark Lengel
Name: Mark Lengel
Title: Director

AnnexI

[Reserved.]

Annex-1

EXHIBIT A

QUARTERLY CERTIFICATION

I,                            ,                       , the [Chief Financial Officer] of Spirit Finance Corporation (the “Seller”), do hereby certify that:

(i)            the Seller is in compliance with all provisions and terms of the Master Repurchase Agreement (the “Repurchase Agreement”) by and among Alpine Securitization Corp., Credit Suisse, New York Branch (the “Agent”) and the Seller dated as of November 7, 2005;

(ii)           the Seller’s Tangible Net Worth [at the end of the most recent fiscal quarter][as of [    ], 20[  ]][other date of determination designated by the Agent, in its sole discretion] was not less than (i) $400,000,000 plus (ii) Net Worth Increase Amounts;

(iii)          as of the end of the most recent fiscal quarter, Seller, together with its consolidated Subsidiaries, has cash and Cash Equivalents in an amount of not less than $15,000,000;

(iv)          [as of the end of the most recent fiscal quarter][as of [    ], 20[  ]][other date of determination designated by the Agent, in its sole discretion], the ratio of Total Indebtedness to Tangible Net Worth of Seller did not exceed 4:1;

(v)           true and complete calculations with respect to the foregoing are attached hereto; and

(vi)          there have not been any material modifications to the Underwriting Guidelines that have not been approved by the Agent.

A-1

IN WITNESS WHEREOF, I have signed this certificate and affixed the seal of the Seller.

Date:                    , 200 .

[ ]

[SEAL]

I,                            , the                      of the Seller, do hereby certify that                       is the duly elected or appointed, qualified and acting                   of the Seller, and the signature set forth above is the genuine signature of such officer in the date hereof.

SPIRIT FINANCE CORPORATION

By:
Name:
Title:

A-2

EXHIBIT B

[Reserved]

B-1

EXHIBIT C

[Reserved]

C-1

SCHEDULE A

Spirit Finance Corporation

List of Subsidiaries

Spirit Management Company

Spirit Finance Acquisitions, LLC

Spirit Property Holdings, LLC

Spirit Limited Holdings, LLC

Spirit Pocono Corporation and Camelback Acquisition Corporation

Spirit Master Funding, LLC (formerly Spirit SPE Portfolio 2004-6, LLC)

Spirit Master Funding II, LLC

Spirit Master Funding III, LLC

Spirit SPE Johnston, LLC

Spirit SPE Raleigh, LLC

Spirit SPE Missoula, LLC

Spirit SPE Covina, LLC

Spirit SPE Columbia, LLC

Spirit SPE Portfolio 2005-1, LLC

Spirit SPE Portfolio 2005-2, LLC

Spirit SPE Portfolio 2005-3, LLC

Spirit SPE Portfolio 2005-4, LP

Spirit SPE Portfolio 2005-5, LLC

Spirit SPE General Holdings, LLC

Spirit SPE General Holdings II, LLC

Spirit SPE US Lubbock, LP

Spirit SPE US Levelland, LP

Spirit SPE US Vernon, LP

Spirit SPE US Burkburnett, LP

Spirit SPE US Wichita Falls, LP

Spirit SPE US Childress, LP

Spirit SPE US Amarillo 522, LP

Spirit SPE US Amarillo 526, LP

Spirit SPE US Amarillo 527, LP

Spirit SPE US Amarillo 533, LP

Spirit SPE US Snyder, LP

Spirit SPE US Perryton, LP

Spirit SPE US Plainview, LLC (formerly Spirit SPE Portfolio 2005-4, LLC)

SCHEDULE B

[Reserved]

Appendix A to Master Repurchase Agreement

Representations and Warranties in Favor of
Agent, Buyers and Subsequent Purchasers with Respect to the Loans

Seller shall be deemed to represent and warrant to the Agent and the Buyers, unless otherwise expressly disclosed by Seller in a list of exceptions to these representations and warranties (the “Exception Schedule”) delivered by Seller and approved by the Agent, with respect to the Loan transferred on any Purchase Date, as of such Purchase Date and as of each Purchase Date and each Repurchase Date thereafter, as follows:

(a)           Immediately prior to the transfer and assignment of such Loan to a Buyer, Seller had good title to, and was the sole owner and holder of, such Loan, free and clear of any and all liens, encumbrances and other interests on, in or to such Loan.  Either (i) the Related Mortgage (as defined below) and, if any, Assignment of Leases is in favor of the Collateral Agent or (ii) the related Assignment of Mortgage to the Collateral Agent and, if any, Assignment of Leases in favor of the Collateral Agent constitutes the legal, valid and binding assignment of the Mortgage that was executed concurrently with the making of such Loan under the Master Loan Agreement (the “Related Mortgage”) and the Related Lease (as defined below) from Seller to the Collateral Agent for the benefit of the Buyers.  The endorsement of the related Note is genuine, properly endorsed and constitutes the legal, valid and binding assignment of such Note to the Collateral Agent, on behalf of the applicable Buyer, and, together with the Assignment of Mortgage and, if any, Assignment of Leases, legally and validly conveys all right, title and interest in such Loan and the related Collateral from Seller to the applicable Buyer.

(b)           Seller has full right and authority to sell, assign and transfer such Loan to the applicable Buyer.  The entire agreement with the related Net Lease Borrower is contained in the related Master Loan Agreement and other related Loan Documents and there are no warranties, agreements or options regarding such Loan or the Mortgaged Property that was purchased by the Net Lease Borrower that is the obligor of such Loan (the “Related Borrower”) with the proceeds of such Loan and is the subject of the Related Mortgaged (the “Related Mortgaged Property”) not set forth therein.  There are no agreements between any predecessor in interest in the Loan, on one hand, and the Borrower or Seller, on the other hand.

(c)           The information pertaining to such Loan set forth in the related Loan Schedule is true and correct in all material respects.  Such Loan is an Eligible Asset.  The Loan was originated, and the related Lease was entered into or acquired, in accordance with, and fully complies with, the Underwriting Guidelines in all material respects.  The related Custodian’s Loan File contains all of the documents and instruments required to be contained therein.

(d)           The Related Mortgaged Property is not subject to any Liens other than any Lien created by the Loan Documents or Program Documents or the following (“Permitted Exceptions”): (i) liens for real estate taxes and special assessments not yet due and payable or due but not yet delinquent, (ii) covenants, conditions and restrictions, rights-of-way, easements and other matters of public record, such exceptions being of a type or nature that are acceptable to mortgage lending institutions generally, (iii) certain purchase options and (iv) other matters to which like properties are commonly subject, which matters referred to in clauses (i), (ii), (iii), and (iv) do not, individually or in the aggregate, materially interfere with the value of the Related Mortgaged Property, do not materially interfere or restrict the current use or operation of the Related Mortgaged Property and do not materially interfere with the security intended to be provided by the Related Mortgage or the current ability of the Related Mortgaged Property to generate net operating income sufficient to service the Loan.  Financing Statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in all public places necessary to perfect a valid first priority security interest in all items of personal property pledged by the Related Borrower, if any, in connection with such Loan.

(e)           The Related Mortgage with respect to such Loan constitutes a valid, legally binding and enforceable first priority lien upon the related Mortgaged Property and the Improvements located thereon and forming a part thereof, securing such Loan and, except where the payment of a mortgage recording fee or tax based on the amount of the loan secured by the related Mortgaged Property is payable in the jurisdiction where such Mortgaged Property is located, all other Loans made and to be made under the related Master Loan Agreement, which lien shall be prior to all other liens and encumbrances, except for Permitted Exceptions.  The lien under the Related Mortgage is insured by an ALTA lender’s title insurance policy (“Title Policy”), or its equivalent as adopted in the applicable jurisdiction, issued by a nationally recognized title insurance company, insuring Seller and its successors and assigns (including, without limitation, the Collateral Agent) or the Collateral Agent, as to the first priority lien under the Related Mortgage in the original principal amount of the Loan, subject only to Permitted Exceptions (or, if a title insurance policy has not yet been issued in respect of the Loan, a policy meeting the foregoing description is evidenced by a commitment for title insurance “marked up” (or by “pro-forma” otherwise agreed to in a closing instruction letter countersigned by the title company) as of the closing date of the Loan).  Each Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no material claims have been made thereunder and no claims have been paid thereunder.  Seller has not, by act or omission, done anything that would materially impair the coverage under such Title Policy.  Immediately following the transfer and assignment of the Loan to a Buyer, such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) will inure to the benefit of the Agent and the Buyers without the consent of or notice to the insurer.

(f)            Seller has not waived any material default, breach, violation or event of acceleration with respect to such Loan or otherwise existing under the Related Mortgage, the related Note, the related Master Loan Agreement or any of the related Loan Documents (excluding the Related Lease (as defined below)).

(g)           The Related Mortgaged Property securing such Loan is leased to a Tenant (the “Related Tenant”) under a Triple Net Lease (the “Related Lease”).  The Related Borrower has not waived any material default, breach, violation or event of acceleration by the Related Tenant existing under the Related Lease.

(h)           There is no valid offset, defense or counterclaim to the payment or performance obligations of such Loan.

2

(i)            The Related Mortgaged Property securing such Loan is free and clear of any damage that would materially and adversely affect its value as security for such Loan.  No proceeding for the condemnation of all or any material portion of the Related Mortgaged Property has been commenced and the Related Mortgaged Property is free and clear of any damage that would materially and adversely affect the value or use of such Related Mortgaged Property.

(j)            Such Loan complied with all applicable usury laws in effect at its date of origination.

(k)           The proceeds of such Loan have been fully disbursed and there is no requirement for future advances thereunder.  All costs, fees and expenses incurred in making, closing and recording such Loan, including, but not limited to, mortgage recording taxes and recording and filing fees relating to the origination of such Loan and the recording of the Related Mortgage and, if any, all related Assignments of Mortgage, have been paid.  Any and all requirements as to completion of any on-site or off-site improvement by the Related Borrower and as to disbursements of any escrow funds therefor that were to have been complied with have been complied with.

(l)            The Related Borrower with respect to such Loan had the power, authority and legal capacity to enter into, execute and deliver the related Note, Master Loan Agreement and all other related Loan Documents to which the Related Borrower is a party, and such documents have been duly authorized, properly executed and delivered by the parties thereto, and each is the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(m)          All improvements upon the Related Mortgaged Property securing such Loan were, as of the date of delivery of the insurance report (the “Insurance Schedule”) most recently delivered to the Agent pursuant to Section 14(r) of this Agreement, insured under insurance policies described in such Insurance Schedule.  The Related Lease requires the Related Tenant to maintain, (and, if the Related Tenant fails to maintain, the Servicer or the Borrower maintains) insurance coverage described on the Insurance Schedule and all insurance required under applicable law including, without limitation, insurance against loss by hazards with extended coverage in an amount (subject to a customary deductible) at least equal to the full replacement cost of the Improvements located on such Related Mortgaged Property, including without limitation, flood insurance if any portion of the improvements located upon the Related Mortgaged Property is, at any time, in a flood zone area as identified in the Federal Register by the Federal Emergency Management Agency as a 100 year flood zone or special hazard area, and flood insurance was available under the then current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier.  The Related Lease  requires the Related Tenant to maintain (and, if the Related Tenant fails to maintain, the Servicer or the Borrower maintains) on the Related Mortgaged Property securing such Loan a fire and extended perils insurance policy, in an amount not less than the replacement cost and the amount necessary to avoid the operation of any co-insurance provisions with respect to the Related

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Mortgaged Property.  All such insurance policies contain a standard “additional insured” clause (or similar clause) naming the Related Borrower (as landlord under the Related Lease), and its successors and assigns (including, without limitation, the Collateral Agent), as additional insured, and may not be reduced, terminated or canceled without thirty (30) days’ prior written notice to the additional insured.  In addition, the Related Mortgage with respect to such Loan requires the Related Borrower to (i) except in the case of a workers’ compensation insurance policy, cause the holder of the Related Mortgage, as the mortgagee, to be named as an additional insured mortgagee under, and (ii) maintain (or require the Related Tenant to maintain) in respect of the Related Mortgaged Property, workers’ compensation insurance (if applicable), commercial general, liability insurance in amounts generally required by Seller, and at least 6 months rental or business interruption insurance.  The Loan Documents with respect to such Loan obligate the Related Borrower to maintain such insurance and, at the Related Borrower’s failure to do so, authorizes the mortgagee to maintain such insurance at the Related Borrower’s cost and expense and to seek reimbursement therefor from the Related Borrower.  Each such insurance policy (other than a workers’ compensation insurance policy) is required, under the Loan Documents with respect to such Loan, to name the holder of the Related Mortgage as an additional insured or contain a mortgagee endorsement naming the holder of the Mortgage as loss payee and requires prior notice to the holder of the Related Mortgage of termination or cancellation, and no such notice has been received, including any notice of nonpayment of premiums, that has not been cured.  There have been no acts or omissions that would impair the coverage of any such insurance policy or the benefits of the mortgage endorsement.  All insurance contemplated in this section is maintained with insurance companies with a General Policy Rating of “A” or better by S&P or A:VI or better by Best’s Insurance Guide and are licensed to do business in the state wherein the Related Borrower or the Related Mortgaged Property subject to the policy, as applicable, is located.

(n)           The Related Mortgaged Property securing such Loan was subject to one or more environmental site assessments or reports (or an update of a previously conducted assessment or report) not more than six months prior to the origination of such Loan, and Seller has no knowledge of any material and adverse environmental conditions or circumstance affecting such Related Mortgaged Property that was not disclosed in the related assessment or report(s).  There are no material and adverse environmental conditions or circumstances affecting the Related Mortgaged Property securing such Loan other than, with respect to any adverse environmental condition described in such report, those conditions for which remediation has been completed and, if (i) a program of annual integrity testing and/or monitoring was recommended, it was implemented in connection with the Related Mortgaged Property securing such Loan or an adjacent or neighboring property; (ii) an operations and maintenance plan or periodic monitoring of such Related Mortgaged Property or nearby properties was recommended, it was implemented or (iii) a follow-up plan was otherwise required to be taken under CERCLA (as defined below) or under regulations established thereunder from time to time by the Environmental Protection Agency, such plan has been implemented and, in the case of (i), (ii) and (iii) above, the Seller determined in accordance with the Underwriting Guidelines that adequate funding was available for such program or plan, as applicable.  Seller has not taken any action with respect to such Loan or the Related Mortgaged Property securing such Loan that could subject the Agent, any Buyer, or its successors and assigns in respect of such Loan, to any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or any other

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applicable federal, state or local environmental law, and Seller has not received any actual notice of a material violation of CERCLA or any applicable federal, state or local environmental law with respect to the Related Mortgaged Property securing such Loan that was not disclosed in the related report.  The Related Mortgage or other related Loan Documents require the Related Borrower (and the Related Leases require the Related Tenant) to comply with all applicable federal, state and local environmental laws and regulations.

(o)           Such Loan is not cross-collateralized with any mortgage loan that is not a Purchased Asset under this Agreement.

(p)           The terms of the Related Mortgage, the related Note, the related Master Loan Agreement and other Loan Documents with respect to such Loan have not been impaired, waived, altered, modified, satisfied, canceled or subordinated in any material respect, except by written instruments, approved by the Agent, that are part of the Custodian’s Loan File, and recorded or filed in the applicable public office if necessary to maintain the priority of the lien of the Related Mortgage.

(q)           There are no delinquent taxes, ground rents, assessments for improvements or other similar outstanding lienable charges affecting the Related Mortgaged Property with respect to such Loan which are or may become a lien of priority equal to or higher than the lien of the Related Mortgage.  For purposes of this representation and warranty, real property taxes and assessments shall not be considered unpaid until the date on which interest and/or penalties would be payable thereon.

(r)            The interest of the Related Borrower in the Related Mortgaged Property consists of a fee simple estate in real property and the Related Borrower is the sole owner of the Related Mortgaged Property.

(s)           Such Loan is a whole loan and not a participation interest.

(t)            The Assignment of Mortgage, if any, with respect to such Loan constitutes the legal, valid and binding assignment of the Related Mortgage from the Seller to the Collateral Agent, on behalf of the Buyers.  The assignment of leases and rents set forth in the Related Mortgage or a separate Assignment of Leases related to and delivered in connection with such Loan establishes and creates in favor of the Collateral Agent, on behalf of the Buyers, a valid, subsisting and, subject only to Permitted Exceptions, enforceable first priority lien and first priority security interest in the Related Borrower’s interest in all leases, subleases, licenses or other agreements pursuant to which any person is entitled to occupy, use or possess all or any portion of the real property subject to the Related Mortgage, and each assignor thereunder has the full right to assign the same.  The related Assignment of Mortgage, if any, and Assignment of Leases, if any, executed and delivered in favor of the Collateral Agent are in recordable form and constitute a legal, valid and binding assignment, sufficient to convey to the Collateral Agent all of the assignor’s right, title and interest in, to and under the Related Mortgage and all leases and rents related to the Related Mortgaged Property.

(u)           All escrow deposits relating to such Loan that are required to be deposited with the related Seller or its agent have been so deposited.

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(v)           The Related Mortgaged Property securing such Loan was and is free and clear of any mechanics’ and materialmen’s liens or liens in the nature thereof which create a lien prior to that created by the Related Mortgage, except those which are (i) insured against by the Title Policy referred to in (e) above or (ii) otherwise insured against or bonded within 45 days of the sooner to occur of (A) knowledge by, or (B) notice to, the Seller with respect to such mechanics’ and materialmen’s liens or liens in the nature thereof.

(w)          No improvement that was included for the purpose of determining the Appraised Value of the Related Mortgaged Property securing such Loan lay outside the boundaries and building restriction lines of such property in any way that would materially and adversely affect the value of such Mortgaged Property or the ability to operate the Mortgaged Property under the related Lease (unless affirmatively covered by the Title Insurance referred to in paragraph (e) above), and no improvements on adjoining properties encroached upon such Mortgaged Property to any material extent.

(x)            (i) There exists no material default, breach or event of acceleration under, or with respect to, such Loan, the Related Mortgage, the related Master Loan Agreement, any of the related Loan Documents or the Related Lease, (ii) there exists no event (other than payments due but not yet delinquent) that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute such a material default, breach or event of acceleration and (iii) no payment on such Loan is, or has previously been, 30 or more days delinquent.

(y)           In connection with the origination of such Loan, Seller inspected or caused to be inspected the Related Mortgaged Property securing such Loan by inspection, appraisal or otherwise as required in Seller’s Underwriting Guidelines then in effect.

(z)            No Loan Document related to such Loan provides for any equity participation or shared appreciation rights and no such Loan Document provides for any contingent or additional interest in the form of participation in the cash flow of the Related Mortgaged Property securing the Loan, or for negative amortization.

(aa)         Neither Seller nor any Affiliate thereof has advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the Related Borrower, directly or indirectly, for the payment of any amount required under such Loan (other than amounts paid by the Related Tenant as specifically provided under the Related Lease).

(bb)         To Seller’s knowledge, based on due diligence performed in the origination or acquisition of comparable mortgage loans by Seller in accordance with the Underwriting Guidelines, (i) the Related Borrower and the Related Tenant each was in compliance with all applicable laws relating to the ownership (in the case of the Related Borrower) and operation (in the case of the Related Tenant) of the Related Mortgaged Property securing such Loan as it is being operated and is in possession of all material licenses, permits and authorizations required by applicable laws for the ownership (in the case of the Related Borrower) and operation (in the case of the Related Tenant) of such Related Mortgaged Property as it is being operated; and, (ii)(1) the Related Borrower and the Related Tenant each is not in default of its obligations under any such applicable license, permit or authorization and (2) each

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such license, permit and authorization is in full force and effect.  If the Related Mortgaged Property is operated as a franchised property, except with respect to Loans for which the Related Tenant is the franchisor, the Related Tenant of such Related Mortgaged Property has entered into a legal, valid, and binding franchise agreement and (A) such Tenant has represented in the applicable lease documents that, as of the date of origination of the Related Lease, there have been no material defaults under such franchise agreement by such Related Tenant and (B) to Seller’s knowledge, there have been no material defaults under such franchise agreement by such Related Tenant.

(cc)         The origination, servicing and collection practices Seller uses with respect to such Loan, have complied with applicable law in all material respects and are consistent and in accordance with the terms of the related Loan Documents and in accordance with the applicable servicing standard and customary industry standards.

(dd)         The Related Mortgage with respect to such Loan and the other related Loan Documents contain customary and enforceable provisions such as to render the rights and remedies of the Agent adequate for the practical realization against the Related Mortgaged Property of the principal benefits of the security intended to be provided by the Related Mortgage and the other related Loan Documents, including the right of foreclosure under the laws of the state in which the Related Mortgaged Property is located.

(ee)         The Related Mortgage with respect to such Loan provides that insurance proceeds and condemnation proceeds will be applied for one of the following purposes: either to restore or repair the Related Mortgaged Property securing such Loan, to repay the principal of such Loan or as otherwise directed by the holder of the Related Mortgage.

(ff)           There are no actions, suits, legal, arbitration or administrative proceedings or investigations by or before any court or governmental authority (or, to the best of Seller’s knowledge, pending) against or affecting the Related Borrower or the Related Mortgaged Property securing such Loan that, if determined adversely, would materially and adversely affect the value of the Related Mortgaged Property securing such Loan, the ability of the Related Borrower to pay principal, interest or any other amounts due under such Loan or the ability of the Related Tenant to pay rent or any other amounts due under the Related Lease.  To  Seller’s knowledge there are no actions, suits, legal, arbitration or administrative proceedings or investigations by or before any court or governmental authority or pending against or affecting the Related Tenant that, if determined adversely, would materially and adversely affect the value of the Related Mortgaged Property securing such Loan, the ability of the Related Borrower to pay principal, interest or any other amounts due under such Loan or the ability of the Related Tenant to pay rent or any other amounts due under the Related Lease.

(gg)         If the Related Mortgage with respect to such Loan is a deed of trust, a trustee, duly qualified under applicable law to serve as such, is properly designated and serving under such Related Mortgage.  Except in connection with a trustee’s sale or as otherwise required by applicable law, after default by the Related Borrower, no fees or expenses are payable to such trustee.

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(hh)         Except in cases where a release of a portion of the Related Mortgaged Property securing such Loan was contemplated at origination of the Loan and such portion was not considered (1) in the determination of the Appraised Value and (2) material for purposes of underwriting the Loan, the Related Mortgage and other related Loan Documents do not require any party to release all or any portion of the Related Mortgaged Property from the lien of the Related Mortgage except upon payment in full of all amounts due under the Loan.

(ii)           The Related Mortgage does not permit the Related Mortgaged Property securing such Loan to be encumbered by any lien junior to, or of equal priority with, the lien of the Related Mortgage (excluding any lien relating to another Loan under a Master Loan Agreement that is cross collateralized with the Loan) without the prior written consent of the holder thereof.

(jj)           Neither the Related Borrower nor the Related Tenant with respect to such Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

(kk)         The Related Borrower with respect to such Loan is not a natural person and is duly organized and validly existing under the laws of the state of its jurisdiction.  The Related Tenant with respect to such Loan is not a natural person and is duly organized and validly existing under the laws of the state of its jurisdiction.

(ll)           The Loan Documents with respect to such Loan contain provisions for the acceleration of the payment of the unpaid principal balance of such Loan if, without complying with the requirements of such Loan Documents, the Mortgaged Property securing such Loan, or any controlling interest in the Related Borrower, is directly or indirectly transferred or sold.

(mm)       The Loan Documents with respect to such Loan provide that the Related Borrower is to provide periodic financial and operating reports including, without limitation, annual profit and loss statements, statements of cash flow and other related information that Agent reasonably requests from time to time.

(nn)         To Seller’s knowledge, based upon zoning letters, zoning reports, the title insurance policy insuring the lien of the Related Mortgage, historical use and/or other due diligence performed by Seller in accordance with the Underwriting Guidelines in connection with the origination of the Loan, the improvements located on or forming part of the Related Mortgaged Property securing such Loan comply in all material respects with applicable zoning laws and ordinances (except to the extent that they may constitute legal non-conforming uses).

(oo)         The Related Mortgaged Property with respect to such Loan is located within one of the 50 United States or the District of Columbia.

(pp)         If such Loan is secured by a Related Mortgaged Property located in California and/or “seismic zones” 3 or 4, (i) the Related Borrower has obtained, and is required under the Loan Documents to maintain, earthquake insurance with respect to the Improvements on such Related Mortgaged Property (in an amount equal to the replacement value of such Improvements) or is required to cause the Related Tenant to maintain (and the Related Tenant has obtained) such earthquake insurance if such Related Mortgaged Property is located in any

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such area, (ii) self-insurance by the Tenant with respect to earthquake risk is permitted under the Related Lease (and such information was included in the Underwriting Package, or documentation related thereto, delivered to the Agent in connection with such Loan) or (iii) a seismic study was performed in connection with the origination of such Loan and such study indicates a probable maximum loss of less than 20% of the appraised value of such Related Mortgaged Property.

(qq)         Seller does not have knowledge of any circumstance or condition with respect to such Loan, the Related Mortgaged Property securing such Loan, the Related Lease or the Related Borrower’s or the Related Tenant’s credit standing that could reasonably be expected to cause Related Buyer to regard such Loan as unacceptable security, cause such Loan or Related Lease to become delinquent or have a material adverse effect on the value or marketability of such Loan.

(rr)           The Related Mortgaged Property securing such Loan has adequate rights of access to public rights-of-way and is served by utilities, including, without limitation, adequate water, sewer, electricity, gas, telephone, sanitary sewer, and storm drain facilities.  All public utilities necessary to the continued use and enjoyment of such Related Mortgaged Property securing such Loan as presently used and enjoyed are located in such public right-of-way abutting such Related Mortgaged Property or are the subject of access easements for the benefit of the Related Mortgaged Property, and all such utilities are connected so as to serve such Related Mortgaged Property without passing over other property or are the subject of access easements for the benefit of such Related Mortgaged Property.  All roads necessary for the full use of the Related Mortgaged Property securing the Loan for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities or are the subject of access easements for the benefit of such Related Mortgaged Property.

(ss)         No payments required under the Related Lease with respect to such Loan are, or were at any time after the Related Borrower executed or assumed such Related Lease, 30 days or more delinquent.

(tt)           Neither the Related Lease with respect to such Loan nor any other agreement, document or instrument executed in connection with such Related Lease has been waived, modified, altered, satisfied, cancelled or subordinated in any material respect, and such Related Lease has not been terminated or cancelled, nor has any instrument been executed that would effect any such waiver, modification, alteration, satisfaction, termination, cancellation, subordination or release, except in each case by a written instrument that has been approved by the Agent and is part of the related Custodian’s Loan File.

(uu)         Such Loan is not a Delinquent Loan.

(vv)         There are no pending actions, suits or proceedings by or before any court or governmental authority against or affecting, the Related Lease, the Related Mortgaged Property or, to Seller’s knowledge, the Related Tenant with respect to such Loan, that are reasonably likely to be determined adversely and, if determined adversely, would materially and adversely effect the value of such Related Lease or the use or value of such Related Mortgaged

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Property, or the ability of such Related Tenant to pay any amounts due under such Related Lease.

(ww)       All of the material improvements built or to be built on the Related Mortgaged Property with respect to such Loan that were included for the purpose of determining the Appraised Value of such Related Mortgaged Property lay within the boundaries of such Related Mortgaged Property and there are no encroachments into the building setback restriction lines of such Related Mortgaged Property in any way that would materially and adversely affect the value of such Related Mortgaged Property or the ability of the Related Tenant to pay any amounts due under the Related Lease (unless affirmatively covered in the applicable Title Policy described in (e) above.)

(xx)          There is no valid dispute, claim, offset, defense or counterclaim to the Related Borrower’s or the Agents rights in the Related Lease with respect to such Loan.

(yy)         The Related Lease with respect to such Loan, and each other agreement, document or instrument executed in connection with such Related Lease, is the legal, valid, binding and enforceable obligation of the Related Tenant (subject to certain creditors’ rights exceptions and other exceptions of general application) and is in full force and effect.

(zz)          The Related Lease with respect to such Loan contains customary and enforceable provisions such as to render the rights and remedies of the Related Borrower and its assignees adequate for the practical realization against the Related Tenant of the principal benefits thereunder.

(aaa)       With respect to the Related Mortgaged Property with respect to such Loan:

(1)           such Related Mortgaged Property is not subject to any lease other than the related Lease and, if any, a sublease; no person has any possessory interest in, or right to occupy, such Related Mortgaged Property except under and pursuant to the Related Lease or such sublease; the Related Tenant (or sub-tenant) is in occupancy of the Mortgaged Property and is paying rent pursuant to the Lease; and, in the case of any sublease, the Tenant remains primarily liable on the Lease;

(2)           the obligations of the Related Tenant, including, but not limited to, the obligation to pay fixed and additional rent, are not affected by reason of: any damage to or destruction of any portion of such Related Mortgaged Property; any taking of such Related Mortgaged Property or any part thereof by condemnation or otherwise; or any prohibition, limitation, interruption, cessation, restriction, prevention or interference of the Related Tenant’s use, occupancy or enjoyment of the leased property, except the Related Tenant’s rights to abate or terminate its obligation to pay fixed or additional rent during the last 42 months of the lease term in the event of a casualty, if coupled with the requirement that insurance proceeds or condemnation awards in an amount equal to such fixed or additional

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rent are paid to the Related Borrower; or the right to abate as a result of a landlord’s default;

(3)           the Related Borrower as lessor under the Lease does not have any monetary obligations under the Lease that have not been satisfied;

(4)           the Related Tenant has not been released, in whole or in part, from its obligations under the terms of the Related Lease;

(5)           all obligations related to the initial construction of the improvements on the Mortgaged Property have been satisfied and except for the obligation to rebuild such improvements after a casualty (which obligation is limited by available insurance proceeds), Seller does not have any nonmonetary obligations under the Lease and has made no representation or warranty under the Related Lease, the breach of which would result in the abatement of rent, a right of setoff or termination of the Related Lease;

(6)           there is no right of rescission, set-off, abatement (except in the case of casualty or condemnation), diminution, defense or counterclaim to the Related Lease, nor does  the operation of any of the terms of the Related Lease, or the exercise of any rights thereunder, render the Related Lease unenforceable, in whole or in part, or subject to any right of rescission, set-off, abatement, diminution, defense or counterclaim, and no such right has been asserted;

(7)           the Related Tenant has agreed to indemnify the Related Borrower and its successors and assigns from any claims of any nature relating to the Related Lease and the related leased property (including, without limitation, arising as a result of violations of environmental and hazardous waste laws resulting from the Tenant’s operation of the property) other than claims relating to the Related Borrower’s gross negligence or willful misconduct;

(8)           any obligation or liability imposed on the Related Borrower by any easement or reciprocal easement agreement is also an obligation or liability of the Related Tenant under the Related Lease;

(9)           the Related Tenant is required to make rental payments as directed by the lessor and its successors and assigns; and

(10)         except in certain cases where the Related Tenant may exercise a right to purchase the Mortgaged Property upon being notified of an intended sale of the Related Mortgaged Property (to the extent that an assignment of the Related Lease would occur concurrently with such a sale of the Related Mortgaged Property), the Related Lease is freely assignable by the Related Borrower and its successors and assigns to any person without the consent of the Tenant, and in the event the Related Borrower’s interest is so assigned, the Tenant is obligated to recognize the assignee as lessor under such Related Lease, whether under the Related Lease or by operation of law.

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(bbb)      In connection with Leases with a guaranty:

(1)           such guaranty, on its face, is unconditional, irrevocable and absolute, and is a guaranty of payment and not merely of collection and contains no conditions to such payment, other than a notice and right to cure; and the guaranty provides that it is the guaranty of both the performance and payment of the financial obligations of the Related Tenant under the Related Lease and does not provide for offset, counterclaim or defense; and

(2)           such guaranty is binding on the successors and assigns of the guarantor and inures to the benefit of the lessor’s successors and assigns and cannot be released or amended without the lessor’s consent or unless a predetermined performance threshold is achieved.

(ccc)       No fraudulent acts were committed by Seller or the Related Borrower during the origination process with respect to the Lease related to such Loan.

(ddd)      The origination, servicing and collection of monthly Lease payments on the Related Lease is in all respects legal, proper and prudent and in accordance with customary industry standards.

(eee)       To the extent required under applicable law, Seller and the Related Borrower are authorized to transact and do business in the jurisdiction in which the Related Mortgaged Property with respect to such Loan is located, except where such failure to qualify would not result in a material adverse effect on the enforceability of the Related Lease.

(fff)         The Custodian’s Loan File contains a survey with respect to the Related Mortgaged Property with respect to such Loan, which survey was deemed sufficient to delete the standard title survey exception (to the extent the deletion of such exception is available in the related state).

(ggg)      The Seller did not intentionally select such Loan, whether individually or together with other Loans, in a manner adverse to the applicable Buyer or in a manner that results in such Buyer receiving Loans that are of lesser quality than Loans pledged to other lenders pursuant to any other facility to which Seller or any of its Affiliates are a party.

(hhh)      If the Related Mortgaged Property with respect to such Loan is the subject of a Master Lease all other Properties subject to such Master Lease are also Mortgaged Properties.  The Related Borrower is the sole lessor under the Related Lease.

(iii)          The Related Mortgaged Property with respect to such Loan is (i) free of any damage that would materially and adversely affect the use or value of such Related Mortgaged Property, (ii) in good repair and condition so as not to materially and adversely affect the use or value of such Related Mortgaged Property; and all building systems contained in such Related Mortgaged Property are in good working order so as not to materially and adversely affect the use or value of such Related Mortgaged Property.

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(jjj)          All security deposits collected in connection with the Related Mortgaged Property and the Related Lease with respect to such Loan are being held in accordance with all applicable laws.

(kkk)       Seller has taken (or has caused to be taken) all such actions and precautions as a reasonably prudent lender would take to protect and preserve the Collateral  with respect to such Loan and its security interest in such Collateral, including without limitation, notation of the Seller as lien holder on any certificates of title to property the nature of which is such that ownership thereof is evidenced by a certificate of title, where such notation is required under applicable law to perfect the interest therein.

(lll)          Each Related Mortgage and every other Loan Document with respect to such Loan, contains customary and enforceable provisions so as to render the rights and remedies of the holder thereof adequate for the practical realization of the benefits of the security interests intended to be provided thereby, including, where applicable, by judicial foreclosure, subject to the limitations described in the next succeeding sentence.  There is no exemption under existing law available to the Related Borrower which would interfere with the Collateral Agent’s right to foreclose or to realize upon the Related Mortgage or, as applicable, any other related Loan Document other than which may be available under the insolvency laws, other laws of general application relating to or affecting the enforcement of creditors’ rights generally, applicable debt relief or homestead statutes or general principles of equity.

(mmm)    Such Loan is with full recourse to the Related Borrower.

(nnn)      With respect to such Loan, as of the date of origination, the Appraised Value of the Mortgaged Property relating to such Loan was at least 100% of the principal amount of such Loan.

(ooo)      There has been performed, not more than six months prior to the origination date for such Loan, an Appraisal of the related Mortgaged Property.

(ppp)      All principal, interest and any other amounts due under such Loan are payable in U.S. dollars.  Interest and, as applicable, principal with respect to such Loan is payable on a monthly basis.

(qqq)      None of the Related Borrower, the Seller or any officer, director, employee, member or Affiliate thereof is an officer, director, employee, shareholder, partner or Affiliate of the Related Tenant (unless otherwise disclosed to the Agent in the Underwriting Package).

(rrr)         The information furnished to the Agent or any Buyer by Seller and its Affiliates in connection with the Agent’s or such Buyer’s investigation of such Loan, whether before or after the date hereof, is true and correct in all material respects and does not omit any information necessary to make the statements contained therein not misleading.

(sss)       There is no action, suit, legal or arbitration proceeding or administrative proceeding or investigation pending or, to the best of Seller’s knowledge, threatened against or affecting such Loan, any related Loan Document, the Related Borrower or

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any related Collateral that have a reasonable probability of having a material adverse effect on  such Loan or the Related Mortgaged Property.

(ttt)         Seller is not subject to any judgment, writ, decree, injunction or order of any federal, foreign, state or local court or Governmental Authority relating to the acquisition, collection, administration or enforcement of such Loan or the foreclosure, acquisition or disposition of any Collateral related thereto or, in each case, any transactions or activities incidental thereto.

(uuu)      The transfer and assignment of such Loan, together with any other Loan, by Seller pursuant to this Agreement is not subject to the bulk transfer, bulk sales or any similar statutory provisions in effect in any applicable jurisdiction.

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